UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Alaska Air Group, Inc.

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March 24, 2017

To our Stockholders:

On behalf of the Board of Directors, we invite you to attend Alaska Air Group’s 2017 Annual Meeting of Stockholders, which will be held on Thursday, May 4, 2017, beginning at 2 p.m. Pacific Daylight Time. This year’s annual meeting will once again be a completely virtual meeting, which will be conducted via live webcast. You can attend via the Internet at www.proxyvote.com, where you will be able to vote and submit questions electronically prior to and during the meeting. Specific instructions for accessing the meeting are provided in the notice, proxy card or voting instruction form you received.

Timely two-way communication with our owners is important to us, and we welcome the views of all stockholders through our regular communication process described under the Stockholder Communication Policy in the Corporate Governance section of the 2017 Proxy Statement. If you are a long-term holder of a significant number of shares, the board has adopted a protocol for communicating directly with directors on governance-related topics.

In addition to the EDGAR version of the 2017 Proxy Statement, we have produced an interactive proxy statement that is organized to make our governance provisions, executive compensation disclosures, proposals, and other key information easy to find and evaluate. The interactive proxy statement can be accessed at www.alaskaair.com under About Alaska/Investor Relations.

We hope you will join us on May 4 as we discuss Alaska Air Group’s 2016 financial and operational performance and vote on issues of importance to our company and to you. Whether or not you choose to participate on meeting day, your vote is important, and we encourage you to cast your ballot in one of the ways outlined in this Proxy Statement.

Sincerely,

Patricia M. Bedient	Bradley D. Tilden
Lead Independent Director	Chairman and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

The Board of Directors of Alaska Air Group, Inc. (Air Group or the Company) is soliciting proxies for the 2017 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

DATE:	Thursday, May 4, 2017

TIME:	2 p.m. Pacific Daylight Time

VIRTUAL MEETING ACCESS:	www.proxyvote.com

MATTERS TO BE VOTED ON:

1.   to elect to the Board of Directors the 10 nominees named in this Proxy Statement, each for a one-year term;

2.   to seek an advisory vote to approve the compensation of the Company’s Named Executive Officers;

3.   to seek an advisory vote to approve the frequency of the advisory vote to approve the compensation of the Company’s Named Executive Officers;

4.   to approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;

5.   to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants (the independent accountants) for fiscal year 2017;

6.   to consider a stockholder proposal regarding changes to the Company’s proxy access bylaw; and

7.   to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors set Friday, March 10, 2017 as the record date for the Annual Meeting. This means that owners of Alaska Air Group common stock as of the close of business on that date are entitled to receive this notice, attend and vote during the virtual meeting. There were 123,696,687 shares of Air Group common stock outstanding on the record date.

Internet Availability of Proxy Materials.  On or about March 24, 2017, stockholders of record, beneficial owners and employee participants in the Company’s 401(k) plans were mailed a Notice of Internet Availability of Proxy Materials (the Notice) directing them to a website where they can access the Company’s 2017 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016 (the Annual Meeting Materials). The Company’s 2016 Form 10-K was filed with the Securities and Exchange Commission (SEC) on February 28, 2017. If you prefer to receive a paper copy of the proxy materials, please follow the instructions on the notice and the material will be mailed to you.

Attending the Annual Meeting.  We will host the 2017 Annual Meeting live via the Internet only. Any stockholder can listen to and participate in the Annual Meeting. Whether or not you attend the meeting, we encourage you to vote by Internet or phone or to complete, sign and mail your voting instruction form or proxy prior to the meeting.

Submit Your Questions.  We invite you to submit any questions of general stockholder interest you may have to the Corporate Secretary via email at shannon.alberts@alaskaair.com, or via the Shareholder Forum at www.proxyvote.com. We will include as many of your questions as possible during the Q&A session of the meeting and will send you a copy of the response.

ALASKA AIR GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

PROXY STATEMENT SUMMARY

Our acquisition of Virgin America in late 2016 positions us as the 5th largest airline in the U.S. with an unparalleled ability to serve West Coast travelers . . .

. . . with award-winning customer service.

Our combined airline provides a vast network of business and leisure travel options for customers living on the West Coast . . .

. . . and gives us a significant presence in all major West Coast metropolitan areas.

Anchorage	Seattle	Portland	San Francisco	LAX
46 Flights 9 Gates	289 Flights 32 Gates	123 Flights 20 Gates	100 Flights* 10 Gates	78 Flights 12 Gates

			Bay Area	LA Basin
			150 Flights*	103 Flights

*	Includes flights announced as of March 20, 2017

In addition, our partner portfolio provides expansive global travel utility.

From day one, the combined airline offers more seats from the West Coast than any other airline.

And, with costs lower than those of legacy carriers, . . .

CASM is for the 12 months ended December 31, 2016 (Alaska includes Virgin America)

. . . the combination provides an expanded platform for significant growth of our low-fare, premium product.

We have a history of returning capital to our owners and consistently increasing our dividend.

With the 2016 acquisition, a greater portion of our capital has been allocated to growing our business, which will create significant value for our owners.

Highlighted below is a summary of selected information provided in this Proxy Statement. Please review the entire Proxy Statement and Alaska Air Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 before voting your shares.

Matters To Be Voted On

Item for Business	Board Recommendation	Effect of Abstention
1. Elect 10 Directors	FOR each Director Nominee	None
2. Approve on an advisory basis the Compensation of the Company’s Named Executive Officers	FOR	A Vote Against
3. Approve on an advisory basis the Frequency of the Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	EVERY ONE YEAR	None
4. Approve an Amendment to the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	FOR	A Vote Against
5. Ratify the Appointment of KPMG LLP as the Company’s Independent Registered Public Accountants for the Fiscal Year 2017	FOR	A Vote Against
6. Consider a Stockholder Proposal Regarding Changes to the Company’s Proxy Access Bylaw	AGAINST	A Vote Against

Average Annual Run
Rate Estimates
Revenue Synergies $175M
Net Cost Synergies $50M
Total Synergies $225M
We expect one-time costs to total ~ $350M

Governance Highlights

As part of Alaska Air Group’s commitment to high ethical standards, our board follows sound governance practices. These practices are described in more detail in our Corporate Governance Guidelines, which are available on the Company’s website at www.alaskaair.com.

Topic	Practice
Independence	• 9 out of 10 nominees are independent. • Board committees are composed exclusively of independent directors.
Lead Independent Director

• The board has appointed a lead independent director who:

○    acts as liaison between the independent directors and the board chairman;

○    presides at meetings where the chairman is not present or has a conflict of interest;

○    approves board meeting agendas and meeting schedules;

○    leads the independent directors’ evaluation of the CEO; and

○    interviews independent directors annually prior to nomination.

Executive Sessions	• Independent directors meet regularly without management.
Annual Election	• All directors are elected annually to one-year terms.
Majority Voting	• In uncontested elections, directors are elected by a majority of votes cast.
Director Evaluations	• The board and each committee conduct annual self-evaluations. • Every three years, director evaluations are conducted by a third party.
Stock Ownership	• Each director is expected to hold shares of Alaska Air Group stock equivalent to three times his or her annual cash retainer.
Other Directorships	• Directors are encouraged to limit service to no more than four other public company boards.
Stockholder Communications	• The board has adopted a protocol to allow those stockholders with long-term significant holdings of our stock to meet directly with board members on appropriate topics.
Poison Pill	• The Company does not have a stockholder rights plan.
Proxy Access	• Stockholders who meet certain requirements may include director nominees in the Company’s proxy statement.
Right to Call Special Meeting	• Stockholders holding 10 percent or more of the outstanding stock have the right to call a special meeting.
Confidential Voting	• Records that identify the vote of a particular stockholder are kept confidential from the Company except in a proxy contest or as required by law.
Single Voting Class	• Common stock is the only class of voting shares outstanding.
Director Tenure	• Directors are subject to term and age limits as described in our Corporate Governance Guidelines.

Our Board

All nominees meet the New York Stock Exchange governance standards for director independence, except for Mr. Tilden, who is not independent due to his position as an executive officer.

Nominee and Principle Occupation	Age	Director Since	Committee Membership

Patricia M. Bedient Former Executive Vice President, The Weyerhaeuser Company	63	2004	Lead Independent Director Audit Governance and Nominating

Marion C. Blakey President and CEO, Rolls-Royce North America	68	2010	Safety Compensation and Leadership Development

Phyllis J. Campbell Chairman, JPMorgan Chase & Co. Pacific Northwest Region	65	2002	Governance and Nominating (Chair)

Dhiren R. Fonseca Partner, Certares LP	52	2014	Audit

Jessie J. Knight, Jr. Managing Director, Knight Angels Consulting LLC	66	2002	Governance and Nominating Safety (Chair)

Dennis F. Madsen Consultant and Former President and CEO, Recreational Equipment, Inc.	68	2003	Compensation and Leadership Development Audit

Helvi K. Sandvik Consultant and Former President, NANA Development Corporation	59	2013	Safety

J. Kenneth Thompson President and CEO, Pacific Star Energy LLC	65	1999	Compensation and Leadership Development (Chair) Safety

Bradley D. Tilden Chairman, President and CEO, Alaska Air Group, Inc.	56	2010

Eric K. Yeaman President and COO, First Hawaiian Bank	49	2012	Audit (Chair)

Executive Compensation Practices

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent and reward the achievement of key business goals. The following practices ensure alignment of interests between stockholders and executives and are considered good governance by our Compensation and Leadership Development Committee and by the majority of our stockholders.

Topic	Practice
Pay for Performance

• A significant percentage of total direct compensation is based on the achievement of performance-based goals that are challenging, yet attainable and that drive achievement of the Company’s business strategy.

• The Committee considers company performance when setting CEO pay.

“Say on Pay”	• We annually ask stockholders to provide an advisory vote on our pay practices, which the Committee considers when setting CEO pay.
Stock Ownership Requirements

• Our minimum stockholding requirements are 5 times base salary for the CEO, 3 times base salary for executive vice presidents of Alaska Airlines, and 1.5 times base salary for the president and CEO of Horizon Air.

Change-in-Control Provisions	• We have double-trigger change-in-control provisions that require the actual or constructive termination of employment and the consummation of a change-in-control transaction.
Clawback Policy

• Our policy allows recovery of incentive cash or equity compensation that is based on financial statements that were subsequently restated due to the individual’s fraudulent or grossly negligent act or omission.

Independent Compensation Consultant	• The Committee retains a compensation consultant that does not provide any other services to the Company.
Hedging of Company Stock	• Executive officers and board members may not engage in transactions that create a hedge against fluctuations in the price of Alaska Air Group stock.
Pledging of Company Stock	• Executive officers and board members may not pledge Alaska Air Group stock as collateral for any obligation.
Severance Tax Gross-Ups	• Our change-in-control and severance arrangements do not provide for tax gross-ups.
Employment Contracts	• None of our named executive officers has an employment contract.
Repricing of Stock Options	• Our equity incentive plan does not permit repricing or exchange of underwater stock options without stockholder approval.

CORPORATE GOVERNANCE

Board Leadership

The Company’s board leadership generally includes a combined chairman and CEO role with a strong, independent lead director.

In choosing to combine the roles of chairman and CEO, the Board takes into consideration the highly technical nature of the airline business and the importance of deep, industry-specific knowledge along with a thorough understanding of the Company’s business environment. Combining the roles also provides a clear leadership structure for the management team. Because the CEO has a depth of understanding of the many complexities of the airline business, the regulatory environment and the Company’s strategy – all of which are critically important to the Company’s performance – the Board believes that he or she generally is best suited to serve as chairman and to preside over the majority of the Board’s discussions, with the exception of the regular sessions of the independent directors, which are led by the independent lead director.

By creating an independent lead director role with specific authority, the Board is able to ensure objective evaluation of management decisions and performance and to provide independent leadership for director and management succession planning and other governance issues. The lead director’s responsibilities are:

•	to preside at all meetings where the board chairman is not present or where the board chairman could be perceived as having a conflict of interest, including but not limited to periodic meetings of non-management directors as described in Section 1.1.12 of the Company’s Corporate Governance Guidelines;

•	to approve the board meeting agendas and meeting schedules to ensure sufficient time for discussion, and to approve information sent to the board members;

•	to lead the independent directors’ annual evaluation of the CEO;

•	to conduct interviews of independent directors annually, including a discussion of each individual director’s self-assessment of his or her contribution prior to nomination for election;

•	to discuss any proposed changes to committee assignments with each affected director in advance of making committee membership recommendations to the Board;

•	to be available for consultation and direct communication if requested by a major shareholder; and

•	such other duties as may be described in the Company’s Corporate Governance Guidelines, including serving as liaison between the chairman and independent directors and calling meetings of the independent directors, if appropriate.

Notwithstanding the Board’s preference for combining the roles of chairman and CEO, the Board may separate the CEO and chairman roles from time to time at its discretion, and has done so previously on a temporary basis in connection with the transition to a new CEO. In deciding whether to separate the roles, the Board considers, among other things, the experience and capacity of the sitting CEO, the rigor of independent director oversight of financial, operational and safety regulatory issues, the current climate of openness between management and the Board, and the existence of other checks and balances that help ensure independent thinking and decision-making by directors.

Executive Sessions and Lead Director

The Board holds regular executive sessions of independent directors quarterly, as provided in the Company’s Corporate Governance Guidelines. The lead director presides over these executive sessions.

Risk Oversight

Alaska Air Group has adopted an enterprise-wide risk analysis and oversight program. This program is designed to identify the various risks faced by the organization, assign responsibility for managing those risks to individual executives within the management ranks and align those management assignments with appropriate board-level oversight.

Responsibility for the oversight of the program itself has been delegated to the Audit Committee. In turn, the Audit Committee has tasked an executive responsible for enterprise risk (risk officer) with the day-to-day design and implementation of the program. Under the program, an Alaska Air Group risk matrix has been developed and the organization’s most prominent risks have been identified, responsibility has been assigned to appropriate executives, and assignments have been aligned for appropriate board oversight, including oversight of safety-related risks by the Board’s Safety Committee. Responsibility for managing these risks includes strategies related to both mitigation (acceptance and management) and transfer (insurance). The risk matrix is updated regularly. At a minimum, the Audit Committee receives quarterly updates regarding the program and an annual in-person review of the program’s status by the risk officer.

The program also provides that the Audit Committee work with the risk officer and members of the management executive committee to annually identify the most pressing risk issues for the next year. This subset of the risk matrix is then designated for heightened oversight, including periodic presentations by the designated management executive to the appropriate board entity. Furthermore, these areas of emphasis regarding risk are specifically reviewed and discussed with executive management during an annual executive officer planning session, held during the third quarter of each year, and are incorporated into the development of the Company’s strategic plan for the coming year.

As part of its oversight of the Company’s executive compensation program, the Compensation and Leadership Development Committee, along with its independent consultant and the Company’s management team, has reviewed the risk impact of the Company’s executive compensation. Based on this review, the Company has concluded that its executive compensation programs do not encourage risk-taking to a degree that is reasonably likely to have a materially adverse impact on the Company.

The Company believes that its leadership structure, discussed in detail in the Board Leadership section above, supports the risk oversight function of the Board for the same reasons that it believes the leadership structure is most effective for the Company, namely that, while facilitating open discussion and communication from independent members of the Board, it ensures that strategic discussions are led by an individual with a deep understanding of the highly technical and complex nature of the airline business.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that applies to all employees of the Company, including its CEO, CFO, principal accounting officer and persons performing similar functions, and its Board of Directors. The Code of Conduct and Ethics may be found on the Company’s website at www.alaskaair.com and is available in print to any stockholder who requests it. Information on the Company’s website, however, does not form a part of this Proxy Statement. The Company intends to disclose on the Company’s website any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Conduct and Ethics for directors or executive officers.

Stockholder Communication Policy

Any stockholder or interested party who wishes to communicate with the Alaska Air Group Board of Directors or any specific director, including the lead director (who presides over executive sessions of the independent directors) or with the independent directors as a group, may write to:

Board of Directors

Alaska Air Group, Inc.

PO Box 68947

Seattle, WA 98168

Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed or the applicable director with oversight of the topic (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the chair of the Audit Committee for review); or

•	attempt to handle the inquiry directly (for example, where it is a request for information about the Company’s operations or it is a stock-related matter that does not appear to require direct attention by the Board or any individual director); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Governance and Nominating Committee, the Corporate Secretary presents a summary of all communications received since the last meeting of the Governance and Nominating Committee and will make those communications available to any director on request.

The Board has also implemented a protocol for stockholder-director engagement that provides long-term holders of a significant percentage of the Company’s stock a process for communicating directly with the Board. Investors may request information regarding engagement with stockholders by contacting the Corporate Secretary at (206) 392-5218 or by email to shannon.alberts@alaskaair.com.

ELECTION OF DIRECTORS

Proposal 1: Election of Directors to One-Year Terms

The Company’s Bylaws provide that directors shall serve a one-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in the Company’s Bylaws. Ten directors are nominees for election this year and each has consented to serve a one-year term ending in 2018.

Patricia M. Bedient, 63 Former Executive Vice President, The Weyerhaeuser Company

Director of Alaska Air Group since 2004

Lead Independent Director (beginning May 2016)

Audit Committee (Chair until May 2016)

Governance and Nominating Committee

Qualifications:

• Financial Expertise

• Strategic Planning Experience

• Public Accounting Experience

• Mergers and Acquisitions

Professional Highlights:

Ms. Bedient was executive vice president (until July 2016) for The Weyerhaeuser Company, a publicly traded company and one of the world’s largest integrated forest products companies. She was the company’s CFO until February 2016. A certified public accountant (CPA) since 1978, she served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with the firm. She is a member of the American Institute of CPAs and the Washington Society of CPAs.

Current Public Company Board Service:

• Suncor Energy, Inc.

• Park Hotels and Resorts (appointed January 2017)

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

• Overlake Hospital Medical Center Board of Trustees

• Oregon State University Board of Trustees

• University of Washington Foster School of Business Advisory Board

Education:

• BS, Oregon State University

Marion C. Blakey, 68 President and CEO, Rolls-Royce North America

Director of Alaska Air Group since 2010

Safety Committee (Chair until May 2016)

Compensation and Leadership Development Committee (since May 2016)

Qualifications:

Extensive experience with airline industry government and trade organizations including:

• Aerospace Industries Association

• Federal Aviation Administration

• National Transportation Safety Board

Professional Highlights:

Ms. Blakey is president and CEO of Rolls-Royce North America. From 2007 to 2015, she was president and CEO of Aerospace Industries Association, the nation’s largest aerospace and defense trade association. Prior to that she served as the Administrator of the Federal Aviation Administration from 2002 to 2007 and as chair of the National Transportation Safety Board from 2001 to 2002. She previously served on the President’s Export Council Subcommittee on Export Administration, the Washington Area Airports Task Force Advisory Board and the International Aviation Women’s Association Advisory Board.

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

• Noblis Board of Trustees (a non-profit science, technology and strategy organization)

• NASA Advisory Council

• Rolls-Royce North America

Education:

• BA, Mary Washington College of the University of Virginia

Phyllis J. Campbell, 65 Chairman, JPMorgan Chase & Co. Pacific Northwest Region

Director of Alaska Air Group since 2002

Lead Independent Director (until May 2016)

Governance and Nominating Committee (Chair)

Qualifications:

• Extensive Business Experience

• Community Leadership

• Governance Expertise

Professional Highlights:

Since April 2009, Ms. Campbell has been chairman of the Pacific Northwest Region for JPMorgan Chase & Co., a publicly traded company. She is the firm’s senior executive in Washington, Oregon and Idaho, representing JPMorgan Chase at the most senior level. From 2003 to 2009, Ms. Campbell served as president and CEO of The Seattle Foundation, one of the nation’s largest community philanthropic foundations. She was president of U.S. Bank of Washington from 1993 until 2001 and served as chair of the bank’s Community Board. Ms. Campbell has received several awards for her corporate and community involvement, including Women Who Make A Difference and Director of the Year from the Northwest Chapter of the National Association of Corporate Directors.

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

• Toyota’s Diversity Advisory Board

Education:

• BA, Washington State University

• MBA, University of Washington

Dhiren R. Fonseca, 52 Partner, Certares LP

Director of Alaska Air Group since 2014

Audit Committee

Qualifications:

• Online Travel Services Industry Expertise

• Management Experience

• Financial Experience

• Technology Experience at a Major Software and Computer Services Company

Professional Highlights:

Prior to joining Certares LP as a partner in December 2014, Mr. Fonseca was chief commercial officer at Expedia, Inc., where he served for more than 18 years. He contributed greatly to the online travel company’s growth and success, serving in a host of key roles including co-president of its global partner services group and senior vice president of corporate development. Mr. Fonseca helped found Expedia.com as part of the management team at Microsoft Corporation that brought the online travel company to life in 1995 and subsequently took it public in 1999. Before Expedia, he held multiple roles in product management and corporate technical sales at Microsoft Corporation.

Current Public Company Board Service:

• Caesars Acquisition Corporation

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

• RentPath, Inc.

• Rackspace, Inc.

Jessie J. Knight, Jr., 66 Managing Director, Knight Angels Consulting LLC

Director of Alaska Air Group since 2002

Governance and Nominating Committee

Safety Committee (Chair since May 2016)

Qualifications:

• Brand Marketing Experience

• Energy Markets Expertise

• Economic Development Expertise

• Business, Political and International Experience

• Experience as a CEO of a Public Company

Professional Highlights:

Mr. Knight is currently managing director of Knight Angels Consulting LLC, a private equity and philanthropic organization. He retired as executive vice president of external affairs for Sempra Energy (a publicly traded company) and as chairman of San Diego Gas and Electric Company and Southern California Gas Company, both subsidiaries of Sempra Energy. From 2010 to 2014, he was chairman and CEO of San Diego Gas & Electric. Prior to that, he was executive vice president of external affairs at Sempra Energy. Prior to Sempra Energy, he served for seven years as president and CEO of the San Diego Regional Chamber of Commerce and for six years as a commissioner of the California Public Utilities Commission. Prior to his government service, he served eight years as vice president of marketing and strategic planning for the San Francisco Chronicle and San Francisco Examiner newspapers. Prior to his media career, he worked for ten years for the Dole Foods Company, where he held finance positions in Dole’s banana business throughout Central America, and later managed the North American marketing operations for Dole’s pineapple retail operations. He is a life member of the Council on Foreign Relations. He previously served for ten years on the board of the San Diego Padres Baseball Club and seven years on the board of Avista Corp., where he served on the governance and audit committees and as lead director.

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

• Timken Museum of Art in San Diego

• U.S. Chamber of Commerce

• University of California San Diego Foundation Board of Trustees

• J. Craig Venter Institute Board of Trustees

Education:

BA, St. Louis University

MBA, University of Wisconsin

Dennis F. Madsen, 68 Consultant and Former President and CEO of Recreational Equipment, Inc.

Director of Alaska Air Group since 2003

Compensation and Leadership Development Committee

Audit Committee

Qualifications:

• Business Expertise

• Experience Leading a Large People-Oriented and Customer-Service-Driven Organization

Professional Highlights:

From 2000 to 2005, Mr. Madsen was president and CEO of Recreational Equipment, Inc. (REI), a retailer and online merchant for outdoor gear and clothing. He served as REI’s executive vice president and COO from 1987 to 2000, and prior to that held numerous other positions at REI. In 2010, Mr. Madsen was appointed a director of West Marine Inc., a publicly traded retail company in the recreational boating sector. He also chairs West Marine’s compensation and leadership development committee and serves on its nominations and governance committee.

Current Public Company Board Service:

• West Marine, Inc.

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

• Forterra

• Youth Outdoors Legacy Fund

Education:

BA, Seattle Pacific University

Helvi K. Sandvik, 59 Consultant and Former President, NANA Development Corporation

Director of Alaska Air Group since 2013

Safety Committee

Qualifications:

• 30+ Years of Private and Public Sector Senior Executive Management and Board Experience

• Intimate Knowledge of the Native Culture and Transportation Requirements in the State of Alaska

Professional Highlights:

From 1999 to 2016, Ms. Sandvik was president of NANA Development Corporation (NDC), a diversified business engaged in government contracting, oilfield and mining support, professional management services, and engineering and construction. During this time, she oversaw the growth of the NDC from an oil field support services company with revenues of $50 million into a diverse, multi-sector, global enterprise with revenues of $1.5 billion. Ms. Sandvik previously served as vice president operations at NANA Development Corporation and as vice president resources at NANA Regional Corporation. Prior to that, Ms. Sandvik served in a variety of leadership roles within the Alaska Department of Transportation and Public Facilities, including director of statewide aviation and deputy commissioner. She currently serves as an advisor to the Robert Aqqaluk Newlin Trust, where she was previously a trustee. She has served in a variety of public and non-profit leadership roles including chair and member of the Alaska State Chamber of Commerce, member of the Alaska Industrial Development and Export Authority, commissioner of the U.S. Arctic Research Commission, and as a board member of the Native American Contractors Association. She also served on board of the Federal Reserve Bank of San Francisco, Seattle Branch, from 2004 to 2009 and was its chair from 2008 to 2009.

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

Education:

BA, Kalamazoo College

MBA, University of Alaska Fairbanks

J. Kenneth Thompson, 65 President and CEO, Pacific Star Energy LLC

Director since 1999

Compensation and Leadership Development Committee (Chair)

Safety Committee

Qualifications:

• Business Leadership Expertise

• Experience with Planning, Operations, Engineering, and Safety/Regulatory Issues

Professional Highlights:

Since 2000, Mr. Thompson has been president and CEO of Pacific Star Energy LLC, a private energy investment company in Alaska with partial ownership in the oil exploration firm Alaska Venture Capital Group. From 1998 to 2000, Mr. Thompson served as executive vice president of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore. Prior to that, he was president of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage, Alaska. He chairs the environmental, health, safety and social responsibility committee and serves on the governance and nominating and the audit committees of Coeur Mining Corporation, serves on the strategy planning committee and chairs the compensation committee at Tetra Tech, Inc., and serves on the compensation, chairs the governance and nominating, and also the hydrocarbon reserves committees, and serves as lead director at Pioneer Natural Resources Company.

Current Public Company Board Service:

• Pioneer Natural Resources Company (Lead Director)

• Tetra Tech, Inc.

• Coeur Mining Corporation

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

Education:

BS, Missouri University of Science and Technology

Bradley D. Tilden, 56 Chairman, President and CEO, Alaska Air Group, Inc. Chairman and CEO, Alaska Airlines, Inc. Chairman, Virgin America Inc. and Horizon Air Industries, Inc.

Director of Alaska Air Group since 2010

Qualifications:

• Deep Airline Experience

• Strategic Planning Skills

• Financial Expertise

• Leadership Experience

Professional Highlights:

Mr. Tilden has been chairman of Alaska Air Group, Alaska Airlines and Horizon Air since January 2014 and of Virgin America since December 2016. He served as president of Alaska Airlines from December 2008 to May 2016. In May 2012, Mr. Tilden was named president and CEO of Alaska Air Group and CEO of Alaska Airlines, and he was CEO of Horizon Air from May 2012 to May 2016. He served as executive vice president of finance and planning from 2002 to 2008 and as CFO from 2000 to 2008 for Alaska Airlines and Alaska Air Group. Prior to 2000, he was vice president of finance at Alaska Airlines and Alaska Air Group. Before joining Alaska Airlines, Mr. Tilden worked for the accounting firm PricewaterhouseCoopers.

Current Public Company Board Service:

• Nordstrom, Inc. (appointed in March 2016)

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

• Airlines for America

• Boy Scouts of America

• Washington Roundtable

• Seattle Metro Chamber Board (Chair)

Education:

BA, Pacific Lutheran University

MBA, University of Washington

Eric K. Yeaman, 49 President and COO, First Hawaiian Bank

Director of Alaska Air Group since 2012

Audit Committee (Chair since May 2016)

Qualifications:

• Experience as CEO of a Public Company

• Intimate Knowledge of the Culture and Transportation Needs of Hawaii

Professional Highlights:

Mr. Yeaman was named president and COO of First Hawaiian Bank in June 2015. From 2008 to 2015, he was president and CEO of Hawaiian Telcom, a telecommunications and technology company serving the state of Hawaii. Prior to that, he was senior executive vice president and COO of Hawaiian Electric Company, Inc. (HECO) Mr. Yeaman joined Hawaiian Electric Industries, Inc. (HEI), HECO’s parent company, in 2003 as financial vice president, treasurer and CFO. Prior to joining HEI, Mr. Yeaman held the positions of chief operating and financial officer for Kamehameha Schools from 2000 to 2003. He began his career at Arthur Andersen LLP in 1989.

Current Public Company Board Service:

• Alexander & Baldwin, Inc.

• Hawaiian Telcom, Inc.

Current Non-Public Company Board Service:

• Alaska Airlines, Horizon Air and Virgin America (subsidiaries of Alaska Air Group)

• First Hawaiian Bank

• Queen’s Health Systems

• Hawaii Community Foundation

• The Harold K.L. Castle Foundation

• Hawaii Asia Pacific Association

Education:

BA, University of Hawaii at Manoa

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE

ELECTION OF THE 10 DIRECTOR NOMINEES NAMED ABOVE.

UNLESS OTHERWISE INDICATED ON YOUR PROXY, THE SHARES WILL BE

VOTED FOR THE ELECTION OF THESE 10 NOMINEES AS DIRECTORS.

Structure of the Board of Directors

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Company’s business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by, among other things, participating in meetings of the Board and board committees on which they serve, discussing matters with the chairman and CEO and other executives, reviewing materials provided to them, and visiting the Company’s facilities.

Pursuant to the Bylaws, the Board of Directors has established four standing committees, which are the Audit Committee, the Compensation and Leadership Development Committee, the Governance and Nominating Committee, and the Safety Committee. Only independent directors serve on these committees. The Board has adopted a written charter for each committee. These charters are posted on and can be accessed free of charge at www.alaskaair.com and are available in print to any stockholder who submits a written request to the Company’s Corporate Secretary at P.O. Box 68947, Seattle, WA 98168.

In December 2015, the Board of Directors also established the Transactions Committee in connection with the Company’s negotiations to acquire Virgin America. Only independent directors served on this committee, but all directors were invited to attend the meetings of the Transactions Committee at any time. The Transactions Committee completed its business with the close of the acquisition on December 14, 2016.

The table below shows the current members and chairs of the standing board committees.

Board Committee Memberships

Name	Audit Committee	Compensation and Leadership Development Committee	Governance and Nominating Committee	Safety Committee
Patricia M. Bedient	●		●
Marion C. Blakey		●		●
Phyllis J. Campbell			Chair
Dhiren R. Fonseca	●
Jessie J. Knight, Jr.			●	Chair
Dennis F. Madsen	●	●
Helvi K. Sandvik				●
Katherine J. Savitt		●
J. Kenneth Thompson		Chair		●
Eric K. Yeaman	Chair

Board Committee Functions

The principal functions of the standing board committees, pursuant to their respective charters, are as follows:

Audit Committee

•   With regard to matters pertaining to the independent registered public accountants:

○   appoint them and oversee their work;

○   review at least annually a written statement regarding their internal quality-control procedures, any material issues raised by their internal quality-control review, and all relationships between the independent accountants and the Company;

○   maintain ongoing discussions as to their independence;

○   pre-approve all auditing and non-auditing services they are to perform;

○   review annual and quarterly financial statements and filings made with the SEC;

○   receive and review communications required from the independent registered public accountants under applicable rules and standards;

○   establish clear hiring policies for employees and former employees of the independent registered public accountants; and

○   review audited financial statements with management and the independent registered public accountants.

•  With regard to matters pertaining to the internal auditors:

○   review planned internal audits and their results with the internal auditors;

○   review the structure and resources of the internal audit team; and

○   review any changes to the internal audit charter.

•  With regard to matters pertaining to controls:

○   review major financial reporting risk exposure and adequacy and effectiveness of associated internal controls;

○   review procedures with respect to significant accounting policies and the adequacy of financial controls;

○   discuss with management policies with respect to risk assessment and risk management, including the process by which the Company undertakes risk assessment and risk management;

○   discuss with management, as appropriate, earnings releases and any information provided to analysts and ratings agencies;

○   develop, monitor and reassess from time to time a corporate compliance program, including a code of conduct and ethics policy, decide on requested changes to or waivers of such program and code relating to officers and directors, and establish procedures for confidential treatment of complaints concerning accounting, internal controls or auditing matters; and

○   obtain and review at least quarterly a statement from the CEO, CFO and disclosure committee members disclosing any significant deficiencies in internal controls and any fraud that involves management or other employees with significant roles in internal controls.

•    Annually review and reassess the adequacy of the Committee’s charter and performance.

Governance and Nominating Committee

•   Develop, monitor and reassess from time to time the Corporate Governance Guidelines.

•   Evaluate the size and composition of the Board.

•   Develop criteria for board membership.

•   Evaluate the independence of existing and prospective members of the Board.

•   Seek and evaluate qualified candidates for election to the Board.

•   Evaluate the nature, structure and composition of other board committees.

•   Take steps it deems necessary or appropriate with respect to annual assessments of the performance of the Board and each board committee, including itself.

•   Annually review and reassess the adequacy of the Committee’s charter and its performance.

Compensation and Leadership Development Committee

•   With regard to executive and director compensation:

○   recommend for approval by the Board changes in compensation and insurance for the Company’s and its subsidiaries’ nonemployee directors;

○   set, review and approve compensation of the CEO and other elected officers of the Company and its subsidiaries; and

○   establish the process for approving corporate goals relevant to CEO compensation and for evaluating CEO performance in light of those goals.

•   Set annual goals under the broad-based Performance-Based Pay Plan and Operational Performance Rewards Plan and administer the plans.

•   Grant stock awards and stock options.

•   Administer the supplementary retirement plans for elected officers and the equity-based incentive plans.

•   Make recommendations to the Board regarding other executive compensation issues, including modification or adoption of plans.

•   Fulfill ERISA fiduciary and non-fiduciary functions for tax-qualified retirement plans by monitoring management benefit committees, and approve the membership of those committees, trustees and trust agreements, and the extension of plan participation to employees of subsidiaries.

•   Approve the terms of employment and severance agreements with elected officers and the form of change-in-control agreements.

•   Ensure a framework, process and policies are in place for CEO and executive succession, including standards for assessment, and the periodic review of CEO and other executive-level leadership development and succession plans.

•   Administer and make recommendations to the Board of Directors with respect to the Company’s equity and other long-term incentive equity plans.

•   Administer, review and modify the Company’s policy regarding recoupment of certain compensation payments.

•   Produce the report on executive compensation required for the annual proxy statement.

•   Annually review and reassess the adequacy of the Committee’s charter and its performance.

Safety Committee

•   Monitor management’s efforts to ensure the safety of passengers and employees of the Company and its subsidiaries.

•   Monitor and assist management in creating a uniform safety culture that achieves the highest possible industry performance measures.

•   Review management’s efforts to ensure aviation security and reduce the risk of security incidents.

•   Periodically review with management and outside experts all aspects of airline safety.

•   Evaluate the Company’s health, safety and environmental policies and practices.

•   Annually review and reassess the adequacy of the Committee’s charter and its performance.

Board and Committee Meetings

In 2016, the Board of Directors held ten meetings. The standing board committees held the following number of meetings in 2016:

Audit Committee - 6

Compensation and Leadership Development Committee - 5

Governance and Nominating Committee - 4

Safety Committee - 4

The Transactions Committee held seven meetings in 2016 before concluding its business with the Company’s acquisition of Virgin America on December 14, 2016.

Each director attended at least 75% of all board and applicable committee meetings during 2016. Each director is expected to attend the Company’s Annual Meeting of Stockholders. Last year, all directors attended the annual stockholders meeting.

Director Independence

The Board of Directors of the Company has determined that all of the directors, except Mr. Tilden, and including each member of the Audit Committee, Governance and Nominating Committee, and Compensation and Leadership Development Committee, are independent under the NYSE listing standards and the Company’s independent director standards that are set forth in the Company’s Corporate Governance Guidelines. In making its determination, the Board considered the contributions made by the Company to charitable organizations with which any of its directors are affiliated. In this regard, the Board considered the value of charitable contributions made to an organization with which Ms. Bedient is affiliated as a member of its advisory board. After consideration of these matters and in accordance with the Board’s independent director criteria, the Board affirmatively determined that the matters did not represent material relationships with the Company because the amounts of the contributions were immaterial with respect to the Company’s and the outside organization’s annual revenues.

Each member of the Company’s Audit Committee meets the additional independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees or as required by the SEC. The Board has determined that Ms. Bedient and Mr. Yeaman are audit committee financial experts as defined in SEC rules.

The Corporate Governance Guidelines are available on the Company’s website at www.alaskaair.com and are available in print to any stockholder who submits a written request to the Company’s Corporate Secretary.

Specifically, the Board has determined that independent directors must have no material relationship with the Company, based on all material facts and circumstances. At a minimum, an independent director must meet each of the standards listed below.

1.	The director, within the last three years, has not been employed by and has no immediate family member that has been an executive officer of the Company.

2.	Neither the director nor any immediate family member has, in any 12-month period during the last three years, received more than $120,000 in direct compensation from the Company other than compensation for director or committee service and pension or other deferred compensation for prior service.

3.

Neither the director nor any immediate family member is a current partner of the Company’s independent accountants firm, the director is not a current employee of the independent accountant’s firm, no immediate family member is a current employee of the independent accountant’s firm working in its audit, assurance or tax compliance practice, and neither the director nor any immediate family member was an employee or partner of the independent accountant’s firm within the last three years and worked on the Company’s audit within that time.

4.	Neither the director nor any immediate family member has, within the last three years, been part of an interlocking directorate. This means that no executive officer of the Company served on the compensation committee of a company that employed the director or an immediate family member.

5.	The director is not currently an employee of and no immediate family member is an executive officer of another company that represented at least 2% or $1 million, whichever is greater, of the Company’s gross revenues, or of which the Company represented at least 2% or $1 million, whichever is greater, of such other company’s gross revenues in any of the last three fiscal years. Charitable contributions are excluded from this calculation.

For the purposes of these standards, “Company” includes all Alaska Air Group subsidiaries and other affiliates. “Immediate family member” includes the director’s spouse, domestic partner, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and anyone sharing the director’s home. The independence standards for the members of the Audit Committee provide that, in addition to the foregoing standards, they may not receive any compensation other than director’s fees for board and audit committee service and permitted retirement pay, or be an “affiliate” of the Company apart from their capacity as a member of the Board as defined by applicable SEC rules.

Director Nomination Policy

Identification and Evaluation of Candidates

1.	Internal Process for Identifying Candidates

The Governance and Nominating Committee (the Committee) has two primary methods for identifying candidates (other than those proposed by the Company’s stockholders, as discussed below):

•	On a periodic basis, by soliciting ideas for possible candidates from a number of sources including, but not limited to, members of the Board, senior-level Company executives, individuals personally known to the members of the Board, and research; and

•	From time to time, using its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve any such firms’ fees and other retention terms). If the Committee retains one or more search firms, those firms may be asked to identify possible candidates who meet the minimum and desired qualifications established by the Committee and to undertake such other duties as the Committee may direct.

2.	Candidates Proposed by Stockholders

Stockholders who meet the qualifications outlined below may nominate up to two director candidates for inclusion in the Company’s proxy statement (see Proxy Access Right of Qualified Stockholders). Stockholders who do not meet those qualifications or do not wish to have their director nominees included in the Company’s proxy materials may nominate director candidates and file their own proxy statement to solicit proxies for the election of their director nominees at an annual meeting if they comply with the requirements outlined in the Company’s Bylaws and as generally described below under General Nomination Right of All Stockholders. For more information, see How can I submit a proposal for next year’s annual meeting? in the Questions and Answers About the Annual Meeting section of this Proxy Statement for further information about the deadlines applicable to the submission of director nominations for next year’s annual meeting of stockholders.

Stockholders who wish to propose director candidates for board consideration may do so according to the process outlined in this section under Consideration of Director Candidates Recommended by Stockholders.

The Corporate Secretary will send a copy of the Company’s Bylaws to any interested stockholder upon request. The Company’s Bylaws are also available on the Company’s website at www.alaskaair.com.

a.	Proxy Access Right of Certain Stockholders

In December 2015, the Board amended the Company’s Bylaws to provide a “proxy access” right to stockholders. Under this proxy access right, a stockholder or a group of up to 20 stockholders owning at least 3% of the Company’s shares continuously for three years may nominate directors constituting up to 20% of the Board, or two nominees, whichever is greater, for inclusion in the Company’s proxy materials. This right is subject to certain conditions, including complying with the notice, information and consent provisions contained in Article II, Section 10 of the Company’s Bylaws. The provisions generally require that written notice of a stockholder’s nomination of one or more persons for election to the Board and inclusion in the Company’s proxy materials be received by the Corporate Secretary of the Company no later than the close of business on the 120th day, and no earlier than the close of business on the 150th day, prior to the anniversary of the date the Company’s proxy statement was released to stockholders for the previous year’s annual meeting. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, are set forth in Article II, Section 10 of the Company’s Bylaws.

b.	General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in Article II, Section 9 of the Company’s Bylaws. The provisions generally require that written notice of a stockholder’s intent to make a nomination for the election of directors be received by the Corporate Secretary of the Company no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, prior to the first anniversary of the prior year’s annual meeting. The written notice submitted by a stockholder must also satisfy the additional informational requirements set forth in Article II, Section 9 of the Bylaws

c.	Consideration of Director Candidates Recommended by Stockholders

The Committee will evaluate candidates recommended by a single stockholder, or group of stockholders, that have beneficially owned more than 5% of the Company’s outstanding common stock for at least one year and that satisfies the notice, information and consent provisions set forth below (such individual or group is referred to as the Qualified Stockholder).

The Committee’s policy on the evaluation of candidates recommended by stockholders who are not Qualified Stockholders is to evaluate such recommendations, and establish procedures for such evaluations, on a case-by-case basis. This policy allows the Committee to devote an appropriate amount of its own and the Company’s resources to each such recommendation, depending on the nature of the recommendation itself and any supporting materials provided. All candidates (whether identified internally or by a stockholder) who, after evaluation, are then recommended by the Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

•	Initial Consideration of Candidates Recommended by Qualified Stockholders

The Committee will evaluate candidates recommended by Qualified Stockholders in accordance with the procedures described below.

Qualified Stockholders may propose a candidate for evaluation by the Committee by delivering a written notice to the Committee satisfying each of the requirements described below (the Notice). The Notice must be received by the Committee not less than 120 calendar days before the anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. No such notice was received in connection with the 2017 Annual Meeting.

Any candidate recommended by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material relationship of a personal, professional, financial or business nature from the nominating stockholder), as determined by the Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable NYSE rules. The Notice shall also contain or be accompanied by the information or documentation described below.

○	Proof of stock ownership (including the required holding period) of the stockholder or group of stockholders is required. The Committee may determine whether the required stock ownership condition has been satisfied for any stockholder that is the stockholder of record. Any stockholder that is not the stockholder of record must submit such evidence as the Committee deems reasonable to evidence the required ownership percentage and holding period.

○	A written statement that the stockholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the candidate is nominated is required.

○	The name or names of each stockholder submitting the proposal, the name of the candidate, and the written consent of each such stockholder and the candidate to be publicly identified is required.

○	Regarding the candidate, such person’s name, age, business and residence address, principal occupation or employment, number of shares of the Company’s stock beneficially owned, if any, a written resume or curriculum vitae of personal and professional experiences, and all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”) shall be provided.

○	Regarding the candidate, information, documents or affidavits demonstrating to what extent the candidate meets the required minimum criteria, and the desirable qualities or skills established by the Committee shall be provided. The Notice must also include a written statement that the stockholder submitting the proposal and the candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation of the candidate.

○	Regarding the stockholder submitting the proposal, the person’s business address and contact information and any other information that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14(a) of the Exchange Act is required.

○	The signature of each candidate and of each stockholder submitting the proposal is required.

The Notice shall be delivered in writing by registered or certified first-class mail, postage prepaid, to the following address:

Board of Directors

Alaska Air Group, Inc.

PO Box 68947

Seattle, WA 98168

The Corporate Secretary will promptly forward the Notice to the Lead Director and to the Chair of the Governance and Nominating Committee.

If, based on the Committee’s initial screening of a candidate recommended by a Qualified Stockholder, a candidate continues to be of interest to the Committee, the Chair of the Committee will request that the CEO interview the candidate, and the candidate will be interviewed by one or more of the other Committee members. If the results of these interviews are favorable, the candidate recommended by a Qualified Stockholder will be evaluated as set forth below. Except as may be required by applicable law, rule or regulation, the Committee will have no obligation to discuss the outcome of the evaluation process or the reasons for the Committee’s recommendations with any Qualified Stockholder who made a proposal.

3.	Evaluation of Candidates

As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate. The Committee will then (i) determine if the candidate satisfies the qualifications set forth below under the caption Policy on Minimum Qualifications for All Directors; (ii) conduct interviews with the candidate as it deems necessary and appropriate; and (iii) consider the contribution that the candidate can be expected to make to the overall functioning of the Board. The Committee will then meet to consider and finalize its list of recommended candidates for the Board’s consideration.

The Governance and Nominating Committee will consider incumbent candidates based on the same criteria used for candidates recommended by Qualified Stockholders, provided that incumbents will also be considered on the basis of the Committee’s annual evaluations of the effectiveness of the Board, its committees and their members.

Policy on Minimum Qualifications for All Directors

While there is no formal list of qualifications, the Governance and Nominating Committee considers, among other things, the prospective nominee’s relevant experience, intelligence, independence, commitment, ability to work with the CEO and within the Board culture, prominence, diversity, and age. The Governance and Nominating Committee may also consider a nominee’s CEO experience, senior-level international experience, senior-level regulatory or legal experience, and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, safety, organizational development, information technology, and government and public relations. Different substantive areas may assume greater or lesser significance at particular times, in light of the Board’s present composition and the Committee’s (or the Board’s) perceptions about future issues and needs.

For a candidate to serve as an independent director, an independent and questioning mindset is critical. The Committee also considers a prospective candidate’s workload and whether he or she would be able to attend the vast majority of Board meetings, be willing and available to serve on Board committees, and be able to devote the additional time and effort necessary to keep up with Board matters and the rapidly changing environment in which the Company operates.

Board diversity is considered broadly, not merely with regard to race, gender, or national origin, but also with regard to general background, geographical location, and other factors. The consideration of diversity is implemented through discussions at the Governance and Nominating Committee. In addition, on an annual basis, as part of the Board’s self-evaluation, the Board assesses whether the mix and diversity of board members is appropriate for the Company.

Certain Relationships and Related Person Transactions

Policies and Procedures for Approval of Related Person Transactions

The Board of Directors has adopted a written policy for review, approval or ratification of any transaction, arrangement or relationship in which the Company was, is or will be a participant, the aggregate amount involved exceeds $120,000 in any calendar year, and a related person has or will have a direct or indirect material interest (other than solely as a result of being a director or the beneficial owner of less than 10% of another entity). For purposes of the policy, a related person is any person who is, or at any time since the beginning of the last fiscal year was, (i) one of the directors or executive officers or a nominee to become a director; or (ii) any beneficial owner of more than 5% of the Company’s common stock, or any immediate family member of any of these persons.

Under the policy, once such a transaction by a related person has been identified, the Audit Committee (or, for transactions that involve less than $1 million in the aggregate, the chair of the Audit Committee)

must review the transaction for approval or ratification. Members of the Audit Committee or the chair of the Audit Committee, as applicable, will review all relevant facts regarding the transaction in determining whether to approve or ratify it, including the extent of the related person’s interest in the transaction, whether the terms are comparable to those generally available in arm’s-length transactions, and whether the transaction is consistent with the best interests of the Company. The related person involved in the transaction will not participate in the approval or ratification process except to provide additional information as requested for the review. Once initially approved or ratified, all transactions with related persons will be reviewed at least annually.

The policy does not require review or approval of the following transactions: employment by the Company of an executive officer unless he or she is an immediate family member of another related person; any compensation paid by the Company to a director; and a transaction in which a related person’s interest arises solely from the ownership of equity securities and all holders of the securities receive the same benefit on a pro-rata basis.

Certain Transactions with Related Persons

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. With the exception of the transactions reported here, the amounts involved in these transactions are below the disclosure thresholds set by the SEC, or the executive officer or director or his or her family member does not have a direct or indirect material interest, as that term is used in SEC rules, in the transaction.

Pursuant to 17 CFR Section 229.404, the Company discloses that its subsidiary Alaska Airlines, Inc. is a party to aircraft and facilities services agreements with NANA Management Services, LLC (NMS) worth $2.9 million annually. NANA Development Corporation owns 51% of NMS. Director Helvi Sandvik served as the president of NANA Development Corporation through the end of 2016. Ms. Sandvik has no direct or indirect interest in the transactions between Alaska Airlines and NMS.

2016 Director Compensation

The following table presents information regarding the compensation paid for 2016 to members of the Board of Directors who are not also the Company’s employees (non-employee directors). The compensation paid to Mr. Tilden, who is also an employee, is presented in the Summary Compensation Table and the related explanatory tables. Mr. Tilden does not receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(2) ($) (d)	Non-Equity Incentive Plan Compen- sation(2) ($) (e)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings(2) ($) (f)	All Other Compen- sation(3) ($) (g)	Total ($) (h)
Patricia M. Bedient	80,038	89,962	0	0	0	2,689	172,689
Marion C. Blakey	60,038	89,962	0	0	0	545	150,545
Phyllis J. Campbell	68,038	89,962	0	0	0	16,124	174,124
Dhiren R. Fonseca	60,038	89,962	0	0	0	17,735	167,735
Jessie J. Knight, Jr.	70,038	89,962	0	0	0	3,231	163,231
Dennis F. Madsen	60,038	89,962	0	0	0	13,169	163,169
Helvi K. Sandvik	60,038	89,962	0	0	0	21,502	171,502
Katherine J. Savitt	60,038	89,962	0	0	0	64,471	214,471
J. Kenneth Thompson	70,038	89,962	0	0	0	14,243	174,243
Eric K. Yeaman	78,038	89,962	0	0	0	6,186	174,186

(1)	Directors received an annual cash retainer of $60,000 and an annual stock retainer valued at $90,000. In addition, the compensation for non-employee directors included the following:

•	an annual retainer of $20,000 to the Lead Director;

•	an annual retainer of $18,000 to the Audit Committee chair, $10,000 each to the Compensation and Leadership Development and Safety Committee chairs and $8,000 to the Governance and Nominating and Committee chair; and

•	reimbursement of expenses in connection with attending board and committee meetings as well as expenses in connection with director education.

(2)	Under the terms of the Company’s Stock Deferral Plan for Non-Employee Directors each board member may elect in the prior year to receive his or her annual award in the form of fully vested shares at the time of grant or to defer payment of all or a portion of the award until his or her termination of service on the Board. If no election is made the year prior to payment, common stock is issued.

In 2016, Mr. Knight, Ms. Sandvik and Ms. Savitt were each granted 1,372 deferred stock units (DSUs), based on their elections to defer made in 2015. Ms. Bedient, Ms. Blakey, Ms. Campbell, Mr. Fonseca, Mr. Madsen, Mr. Thompson, and Mr. Yeaman were each issued 1,154 shares of Alaska Air Group common stock. See discussion of these awards in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements included as part of the Company’s 2016 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. The non-employee directors do not hold any outstanding stock options.

Alaska Air Group directors do not participate in any non-equity incentive compensation plans, nor do they participate in a nonqualified deferred compensation plan. Directors do not receive pension benefits for their service.

(3)

As part of each director’s compensation, the non-employee director and the non-employee director’s spouse and eligible dependents were provided transportation on Alaska Airlines and Horizon Air. Included in the All Other Compensation column for each non-employee director is the incremental cost to the Company of providing the benefit. Positive-space travel is a benefit unique to the airline industry. By providing this travel without tax consequences to non-employee directors, the Company is able to deliver a highly valued benefit at a low cost, and believes this benefit encourages non-employee directors to travel, thus enhancing their connection to the Alaska Airlines and Horizon Air products and services. The All Other Compensation column (g) includes the value of reimbursements for taxes on the transportation benefits provided to each director.

Director Stock Ownership Policy

The Company expects directors to act in the Company’s best interests regardless of the number of shares they own. Each non-employee director is expected to hold shares of Company stock having a value equal to at least three times the director’s annual cash retainer, such ownership to be achieved within five years of joining the Board. Deferred stock units held by directors, which are 100% vested at grant, will count toward the holding requirement even though they will not be issued until the director resigns from the Board.

NAMED EXECUTIVE OFFICER COMPENSATION

Proposal 2: Advisory Vote to Approve the Compensation

of the Company’s Named Executive Officers

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of the Company’s Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including the compensation tables and the narrative discussion accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully in the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, the structure of the Company’s executive compensation program is designed to compensate executives appropriately and competitively and to drive superior performance. For the Named Executive Officers, a high percentage of total direct compensation is variable and tied to the success of the Company because they are the senior leaders primarily responsible for the overall execution of the Company’s strategy. The Company’s strategic goals are reflected in its incentive-based executive compensation programs so that the interests of executives are aligned with stockholder interests. Executive compensation is designed to be internally equitable, to reward executives for responding successfully to business challenges facing the Company, and to take into consideration the Company’s size relative to the rest of the industry.

The CD&A section of this Proxy Statement describes in more detail the Company’s executive compensation programs and the decisions made by the Compensation and Leadership Development Committee during 2016. Highlights of these executive compensation programs include the following:

Base Salary

In general, for the Named Executive Officers excluding the CEO, the Committee targets base salary levels at or about the 50th percentile relative to the Company’s airline peer group with the opportunity to earn market-level or above compensation through short- and long-term incentive plans that pay when performance objectives are met.

In 2016, the Compensation and Leadership Development Committee set base salary for the CEO at or about the 25th percentile and set base salaries for the other Named Executive Officers at or about the 50th percentile of the airline peer group. Target total direct compensation for the CEO and for the Named Executive Officers fell within the same respective ranges.

Annual Incentive Pay

The Company’s Named Executive Officers are eligible to earn annual incentive pay under the broad-based Performance-Based Pay Plan, in which generally all employees participate and which is intended to motivate the executives to achieve specific company goals. Annual target performance measures reflect near-term financial and operational goals that are consistent with the strategic plan.

Long-term Incentive Pay

Equity-based incentive awards that link executive pay to stockholder value are an important element of the Company’s executive compensation program. Long-term equity incentives that vest over three- or four-year periods are awarded annually, resulting in overlapping vesting periods that are designed to discourage short-term risk taking and to align Named Executive Officers’ long-term interests with those of stockholders while helping the Company attract and retain top-performing executives who fit a team-oriented and performance-driven culture.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the 2017 Annual Meeting:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal regarding the compensation paid to the Named Executive Officers is advisory only and will not be binding on the Company or the Board and will not be construed as overruling a decision by the Company or the Board or as creating or implying any additional fiduciary duty for the Company or the Board. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers. Stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity expected to be in connection with the Company’s annual meeting in 2018.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S EXECUTIVE COMPENSATION DISCLOSURE RULES.

Proposal 3: Advisory Vote on Frequency of Future Advisory Vote on Named Executive Officer Compensation

As described in Proposal No. 2 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers.

This Proposal No. 3 affords stockholders the opportunity to cast an advisory vote on how often the Company should include an advisory vote on executive compensation in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, stockholders may vote to have the advisory vote on executive compensation held every one year, every two years or every three years.

After careful consideration, our Board of Directors believes that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program. The Compensation and Leadership Development Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes when making future compensation decisions for our named executive officers.

This proposal on the frequency of future advisory votes on executive compensation is advisory only and will not be binding on the Company or our Board. In voting on this proposal, you will be able to indicate your preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. If you do not have a preference regarding the frequency of future advisory votes on executive compensation, you should abstain from voting on the proposal. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation and Leadership Development Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY ONE YEAR (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS).

Compensation Discussion and Analysis

Executive Summary

This CD&A contains a discussion of the material elements of compensation earned during 2016 by the Company’s chief executive officer, its chief financial officer, and its three highest paid executive officers. Specifically, the Named Executive Officers include: Bradley D. Tilden, chairman, president and chief executive officer of Alaska Air Group; Brandon S. Pedersen, executive vice president finance and chief financial officer of Alaska Air Group; Benito Minicucci, president and chief operating officer of Alaska Airlines1; Andrew R. Harrison, executive vice president and chief commercial officer of Alaska Airlines; and David L. Campbell, president and chief executive officer of Horizon Air2.

2016 Company Performance Highlights

Alaska Air Group had numerous financial and operational achievements in 2016. For the year ended December 31, 2016, Alaska Air Group:

•	completed its acquisition of Virgin America Inc. on December 14, 2016;

•	posted full-year 2016 net income, excluding special items, of $911 million, or $7.32 per diluted share, compared to $842 million, or $6.51 per diluted share, in 2015;

•	achieved return on invested capital of 21.3%;

•	repurchased 2,665,457 shares of its common stock, bringing total shares repurchased since 2007 to 58.6 million;

•	paid a total of $136 million in dividends to stockholders and in February 2017 announced a 9% increase in the quarterly dividend, from $0.275 per share to $0.30 per share, effective with the dividend paid on March 9, 2017;

•	shared a record $159 million (exceeding one month’s pay for most employees) in incentive rewards with all employees;

•	ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” by J.D. Power for the ninth year in a row;

•	ranked “Best U.S. Airline” by the Wall Street Journal for the fourth year in a row;

•	achieved aggressive safety-related goals and received the FAA Diamond Award for Maintenance and Engineering for the 15th year in a row;

•	ranked “number one” in on-time performance among North American major airlines by FlightStats for the seventh year in a row;

•	launched premium class service on Alaska, including more legroom, complimentary alcoholic beverages and premium snacks;

•	announced an order for 33 Embraer 175 regional jets and 30 options; and

•	reached a tentative agreement with Alaska’s aircraft technicians on a new collective bargaining agreement, which was later ratified on March 3, 2017.

Governance Highlights

•	Compensation decisions are made by a committee of directors who meet SEC and NYSE independence standards.

1	Mr. Minicucci was executive vice president operations and chief operating officer of Alaska Airlines until May 12, 2016, when he was elected president and chief operating officer.
2	Mr. Campbell was president of Horizon Air until May 12, 2016, when he was elected president and chief executive officer.

•	The Compensation and Leadership Development Committee retains an independent consultant that provides no other services to the Company.

•	The Compensation and Leadership Development Committee regularly meets in executive session without the presence of management.

•	There is no provision for the gross-up of excise taxes in connection with change-in-control severance payments.

•	Change-in-control severance payments require a double-trigger event in order to become effective.

•	The Company maintains a recoupment policy to recover compensation from executives under certain circumstances.

•	The Company has executive and independent director stock ownership requirements.

•	An anti-pledging and anti-hedging policy is in place.

•	The Company has no executive employment agreements with the Named Executive Officers.

•	The Company’s Bylaws allow shareholders proxy access to nominate directors pursuant to certain requirements.

•	The Company holds virtual shareholder meetings, allowing broader access for shareholders worldwide.

Consideration of Say-on-Pay Advisory Vote

At the May 2016 annual meeting, 99% of the votes were cast in favor of the advisory say-on-pay proposal in connection with the Company’s 2015 compensation. The Compensation and Leadership Development Committee believes that the vote indicates that most stockholders approve of the structure of executive compensation at Alaska Air Group. Therefore, the Committee structured executive compensation for 2016 in a way that is generally consistent with that of 2015. Stockholders have an opportunity annually to cast an advisory vote in connection with executive compensation.

2016 Compensation Program Overview

The Company’s executive compensation program is designed to compensate executives appropriately and competitively and to drive superior performance. Because the Named Executive Officers are primarily responsible for the overall execution of the Company’s strategy, a high percentage of their total direct compensation is variable and tied to company performance, thereby providing incentives to achieve goals that help create value for stockholders. Highlights of the program, which did not change materially from 2015, include:

•	For 2016, the Committee approved target-level total compensation for Mr. Tilden that is 83% performance-based and aligned with stockholder value creation. With respect to the other Named Executive Officers, the Committee approved target total compensation that is, on average, 74% performance-based and aligned with stockholder value creation.

•	Executives’ bonuses under the Company’s annual incentive pay program, in which all Company employees participate, are based on the achievement of specific performance objectives that are established at the beginning of the fiscal year by the Committee and are capped at a specified maximum amount. As illustrated in the 2016 Performance-Based Pay Calculation table, the annual incentive plan paid out above target this year for virtually all participants primarily as a result of strong profitability and excellent safety, operational and customer satisfaction scores.

•	Executives’ equity incentive awards generally consist of a combination of stock options, service-based restricted stock unit awards, and performance stock unit awards that vest only if specified performance levels of relative total shareholder return (TSR) and return on invested capital are achieved. The performance stock units have a three-year performance period that is based 50% on shareholder return relative to an airline industry peer group and 50% on return on invested capital targets. These awards align an executive’s opportunity with the creation of value for stockholders.

Objectives of the Company’s Executive Compensation Program

The objectives of the executive compensation program are as follows:

•	to attract and retain highly qualified executives who share the Company’s values and are committed to its strategic plan by designing the total compensation package to be competitive with an appropriate peer group;

•	to motivate executives to provide excellent leadership and achieve Company goals by linking incentive pay to the achievement of specific targets that are reflected in the short-term incentive Performance-Based Pay Plan and the Company’s strategic plan;

•	to align the interests of executives, employees, and stockholders by tying a large portion of executives’ total direct compensation (defined as base salary, short-term incentive pay and equity awards) to the achievement of objective goals related to the Company’s financial performance, safety record, cost structure, and customer satisfaction; and

•	to provide executives with reasonable security to motivate them to continue employment with the Company and achieve goals that will help the Company remain competitive and thrive for the long term.

Compensation Philosophy

The Compensation and Leadership Development Committee generally targets CEO base salary at or about the 25th percentile of the Company’s airline peer group. However, the Committee may decide to set the CEO’s salary below the 25th percentile after taking into consideration other factors. The CEO has the opportunity to earn total direct compensation between the 25th and 50th percentiles if annual and long-term incentive targets are reached, and to surpass the 50th percentile if those targets are exceeded.

For the other Named Executive Officers, as well as for other elected officers of the Company, the Committee generally targets base salary at or about the 50th percentile of airline peers and provides executives an opportunity to achieve total direct compensation at the 50th percentile if annual and long-term incentive targets are reached, and to surpass the 50th percentile if those targets are exceeded.

Other factors, including company performance, individual performance, tenure, retention goals, and internal equity influence the Committee’s executive compensation-setting philosophy and practice from year-to-year.

How Executive Compensation is Determined

The Role of the Compensation and Leadership Development Committee and Consultants

Executive Compensation. The Committee determines and approves the Named Executive Officers’ compensation. The Committee also reviews management’s recommended compensation for elected officers other than the Named Executive Officers.

Leadership Development. In the context of leadership development, the Committee ensures that a process and policies, including standards for assessing individual development activities and progress, are in place to guide CEO and executive management succession planning. The Committee periodically reviews development progress and succession plans for the CEO and other key management positions.

Independent Consultants. The Committee retained Meridian Compensation Partners, LLC (Meridian), to assist the Committee with its responsibilities related to the Company’s executive and board of directors’ compensation programs. The Committee considered the following facts in concluding that Meridian is an independent advisor:

•	Meridian does not provide other services to Alaska Air Group or its subsidiaries. Meridian’s services are limited to providing the Committee with advice and information solely on executive and director compensation and related corporate governance matters.

•	The amount of fees paid by the Company during the 12-month period ended December 31, 2016 represents less than one percent of Meridian’s total annual revenues for the 2016 calendar year.

•	Meridian maintains policies designed to prevent conflicts of interest, which policies were detailed to the Committee.

•	No Meridian partner, consultant or employee who serves the Committee has any business or personal relationship with any member of the Committee.

•	No Meridian partner, consultant or employee who serves the Committee, or any of their immediate family, owns any shares of stock of the Company.

•	No Meridian partner, consultant or employee who serves the Committee, or any of their immediate family, has any business or personal relationship with any executive officer of the Company.

How the Elements of the Company’s Executive Compensation Program Were Selected

The Compensation and Leadership Development Committee conducts periodic reviews of the Company’s executive compensation to assess its alignment with the Committee’s objectives. The Committee considers how each component of compensation motivates executives to help the Company achieve its performance goals and execute its strategic plan and how it promotes retention of executives who share the Company’s values. The compensation structure is designed to promote initiative, resourcefulness and teamwork by key employees whose performance and responsibilities directly affect the performance of the business.

The Committee uses both fixed compensation and variable performance-based compensation to achieve a program that is balanced, competitive and provides appropriate incentives. Base salaries, benefits, perquisites, retirement benefits, and change-in-control benefits are intended to attract and retain highly qualified executives and are paid out on a short-term or current basis. Annual incentives and long-term equity-based incentives are intended to motivate executives to achieve specific performance objectives.

The Committee believes that this mix of short-term and long-term compensation allows it to achieve dual goals of attracting and retaining highly qualified executives and providing meaningful performance incentives for those executives.

Deterrents to Excessive Risk-Taking

The Compensation and Leadership Development Committee believes it has designed the overall compensation program in such a way as to deter excessive risk-taking, to encourage executives to focus on the long-term success of the Company and to align the interests of executives with those of stockholders by:

•	encompassing several different financial and operational goals;

•	setting financial and operational goals that are reviewed and approved by the independent members of the Committee;

•	overlapping the performance periods of awards;

•	incorporating short-term and long-term performance periods of varying lengths;

•	maintaining executive stock ownership requirements;

•	capping short-term cash incentives;

•	allowing the Committee discretion to reduce amounts otherwise payable under certain awards;

•	scaling compensation to the airline industry;

•	considering internal equity among company executives; and

•	reflecting the current business challenges and opportunities facing the Company.

Executive Pay Mix and the Emphasis on Variable Pay

The Compensation and Leadership Development Committee believes that emphasis on variable, performance-based compensation at the senior executive levels of the Company is a key element in achieving a pay-for-performance culture and in aligning management’s interests with those of the Company’s stockholders. At the same time, the Committee believes that the executive compensation program provides meaningful incentives for executives while balancing risk and reward. When determining target executive pay, the Committee attempts to ensure that compensation is closely aligned with the overall strategy of the Company and that it motivates executives to achieve superior performance and stockholder returns.

Total direct compensation for the Company’s Named Executive Officers is tailored to place a substantial emphasis on variable pay, that is, pay linked to the achievement of specific, measurable performance objectives and subject to variation depending on the degree to which such objectives are achieved. For 2016, the Committee approved target-level compensation for Mr. Tilden that is 83% variable and tied to stockholder value creation. With respect to the other Named Executive Officers, the Committee approved target compensation that is on average 74% variable and tied to stockholder value creation.

The Use of Benchmarking Against a Peer Group

The Committee reviews and analyzes total direct compensation for the Named Executive Officers annually. In analyzing the information for 2016, the Committee reviewed the total direct compensation for executives of a peer group of airlines excluding any companies that ceased reporting compensation data during the period because they were no longer public.

The following companies represent the airline peer group selected by the Committee as a comparator for determining appropriate compensation levels for 2016:

•	Air Canada

•	Allegiant Travel Co.

•	American Airlines Group

•	Delta Air Lines

•	Hawaiian Holdings

•	JetBlue Airways

•	Republic Airways Holdings

•	SkyWest

•	Southwest Airlines

•	Spirit Airlines

•	United Continental Holdings

•	Virgin America

•	WestJet Airlines

The Committee chose to include the companies named above in its peer group for the following reasons:

•	they represent a group of sufficient size to present a reasonable indicator of executive compensation levels;

•	they are in the airline industry and their businesses are similar to the Company’s business;

•	the median annual revenue of this group approximates the Company’s annual revenue; and

•	the Company competes with these peer companies for talent to fill certain key, industry-related executive positions.

In the aggregate, 2016 target total cash compensation for the Named Executive Officers other than the CEO fell between the 25th and 60th percentiles of the airline peer group. Total direct compensation, which includes base salary, target annual cash compensation and long-term equity compensation, fell between the 25th and 75th percentiles. For Alaska Air Group’s CEO, target total cash compensation and total direct compensation were at or about the 25th percentile of the airline peer group.

In setting 2016 executive compensation, the Committee also reviewed data for 28 companies in the broader transportation industry having median annual revenue similar to that of Alaska Air Group to ensure that the Company’s executive compensation remains competitive. The companies in this transportation industry peer group include: Air Canada, Allegiant Travel Co., AMERCO, American Airlines Group, Atlas Air Worldwide Holdings, Avis Budget Group, Con-Way Inc., Delta Air Lines, Expedia, Expeditors International of Washington, Hawaiian Holdings, Hertz Global Holdings, Hub Group, JB Hunt Transport Services, JetBlue Airways, Kirby Corporation, Landstar System, Norwegian Cruise Line Holdings, Republic Airways Holdings, Royal Caribbean Cruises, Ryder System, SkyWest, Southwest Airlines, Spirit Airlines, United Continental Holdings, UTI Worldwide, Virgin America, and WestJet Airlines.

In the aggregate, target total cash compensation for the Company’s Named Executive Officers other than the CEO fell at or about the 40th percentile of the transportation industry peer group. Total direct compensation fell between the 25th and the 50th percentiles. For Alaska Air Group’s CEO, target total cash compensation and total direct compensation fell below the 25th percentile of the transportation industry peer group.

The Application of Internal Equity Considerations

In addition to benchmarking against airline and industry peer groups, the Committee and the CEO believe it is appropriate to consider other principles of compensation, and not accept benchmarking data as the sole basis for setting compensation. Thus, while the Committee has considered peer group data as described above, it has also applied other compensation principles, most notably internal equity, when determining executive compensation. Currently, Mr. Tilden’s total direct compensation represents approximately two times the average total direct compensation at the executive vice president level, and approximately four times the average at the vice president level. By considering internal equity, the Committee is able to structure executive compensation in a way that is less susceptible to sudden, temporary changes in market compensation levels.

The Use of Tally Sheets

Annually, the Committee reviews tally sheets that show each element of compensation for the Named Executive Officers. Base salaries, incentive plan payments, equity awards, equity exercises, perquisites, and health and retirement benefits are included on tally sheets, which are prepared by the Company’s corporate affairs and human resources departments. The Committee uses the compensation tally sheets to verify that executive compensation is internally equitable and proportioned according to the Committee’s expectations.

Current Executive Pay Elements

Base Pay

The Committee assesses each executive’s duties and scope of responsibilities, past performance and expected future contributions to the Company, the market demand for the individual’s skills, the individual’s influence on long-term company strategies and success, the individual’s leadership performance, and internal equity considerations.

In February 2016, the Committee approved a base salary of $500,000 for Mr. Tilden, which was at or about the 25th percentile of salaries for CEOs in the airline peer group. The chart below depicts CEO base salaries at airline peer group companies.

CEO Base Salary Comparisons

(Airline Peer Group)

2016 Base Salary
Alaska Air Group, Inc.	$500,000
Base Salary (Air Group peers)(1)
Air Canada(2)	$1,400,000
United Continental Holdings, Inc.	$1,250,000
Delta Air Lines Inc.	$800,000
75th Percentile	$791,500
WestJet Airlines, Ltd.(2)	$766,000
Hawaiian Holdings, Inc.	$700,000
50th Percentile	$687,500
Southwest Airlines Co.	$675,000
Spirit Airlines, Inc.	$550,000
JetBlue Airways Corp.	$550,000
25th Percentile	$550,000
Republic Airways Holdings Inc.	$475,000
SkyWest Inc.	$330,000
Allegiant Travel Co.(3)	N/A
American Airlines Co.(3)	N/A

(1)	Amounts are derived from the most recent compensation data available as of the date of this Proxy Statement. In most cases, this is the 2015 base salary as reported in the respective company’s 2016 proxy statement.

(2)	Base salary is provided in Canadian dollars.

(3)	Allegiant and American Airlines CEOs do not receive a base salary.

Performance-Based Annual Pay

The Company’s Named Executive Officers are eligible to earn annual incentive pay under the Performance-Based Pay Plan, in which all eligible company employees participated in 2016. The Plan is intended to motivate executives and other employees to achieve specific company goals. The Committee aligns executive compensation with the Company’s strategic plan by choosing a target performance level for each operational or financial goal (outlined in the 2016 Performance-Based Pay Metrics table below) that is consistent with the Company’s strategic plan goals.

The long-term success of the Company is highly dependent on running a safe and reliable operation, meeting or exceeding the expectations of customers, keeping unit costs in check, and earning profits well above our cost of capital. Each of these key strategic objectives is reflected in the goals of the Performance-Based Pay Plan.

For the Named Executive Officers, the 2016 target participation levels are as follows:

2016 Performance-Based Pay Plan Participation Rates

Name	Target Participation as % of Base Salary
Bradley D. Tilden	120%
Benito Minicucci (1)	90%
Brandon S. Pedersen	85%
Andrew R. Harrison	85%
David L. Campbell	75%

(1)	Mr. Minicucci received a mid-year promotion that increased his participation rate from 85% to 90%.

Incentive award payments may range from zero to 200% of the Named Executive Officer’s target based on the achievement of performance goals set by the Committee at the beginning of each year. For each performance metric, performance at the target level will generally result in a 100% payout of the target amount for that metric, while the payout is generally 200% for performance at or above the maximum level and 25% for performance at the threshold level. The payout percentages are interpolated for performance between the levels identified below, but if performance for a particular metric is below the threshold level, no payment will be made as to that metric. The Committee retains discretion to reduce bonus amounts below the level that would otherwise be paid.

For 2016, the Performance-Based Pay Plan metrics were set as follows:

2016 Performance-Based Pay Metrics

		Threshold		Target		Maximum
Goal	Weight	Alaska	Horizon	Alaska	Horizon	Alaska	Horizon
Operational Performance
Safety	10%
Risk Level 3+ Events(1)		≤4	≤4	≤3	≤3	≤1	≤1
Employee Engagement/Customer Satisfaction	10%
The number of months we meet or exceed the monthly customer satisfaction goal		6	6	8	8	11	11
CASM	10%
Cost per available seat mile excluding fuel and special items		7.45¢	13.15¢	7.35¢	12.95¢	7.25¢	12.75¢
		Threshold		Target		Maximum
Alaska Air Group Profitability
Adjusted Pretax Profit(2)	70%	$450 million		$775 million		$1.7 billion

(1)	These are events that elevate risk to the operation and include such things as significant damage to aircraft or other assets, injuries to employees or customers, or a significant reduction in safety.

(2)	Adjusted pre-tax profit means the net income of Alaska Air Group as computed by Generally Accepted Accounting Principles (GAAP) and adjusted for “Excluded Items” and “Alternative Accounting Treatments.” “Excluded Items” means (a) income taxes, (b) pretax expense under any Alaska Air Group (or subsidiary) profit sharing, performance-based pay, operational performance rewards, variable pay, or similar programs as determined in the discretion of the Compensation and Leadership Development Committee, and (c) special income or expense items that, in the discretion of the Committee, should be excluded because recognizing them would not appropriately serve the goals of the Plan. These may include, without limitation, gain or loss on disposition of capital assets, impairments or other fleet exit costs, expenses from voluntary or involuntary severance programs, government refunds or assistance, and the cumulative effect of accounting changes. “Alternative Accounting Treatments” means expense or income items that, for purposes of calculating adjusted pre-tax profit, the Company (or any subsidiary) will account for based on non-GAAP methods because, in the discretion of the Committee, using GAAP accounting methods would not appropriately serve the goals of the Plan. These may include, without limitation, fuel hedge accounting on an as-settled basis.

Annual target performance measures reflect financial and operational goals that are consistent with the strategic plan. Maximum goals correlate to superior performance, while threshold goals generally correlate to the minimum acceptable level of performance given that year’s forecast. The 2016 Alaska Air Group profitability target of $775 million corresponded to a forecasted 2016 return on invested capital (ROIC) of 13%. The safety and employee engagement measures were set at levels the Committee believed would drive continuous improvement and maintain the Company’s reputation as a leader in the industry in these areas. The cost per available seat mile excluding fuel and special items (CASM) metric was similarly chosen to support the Company’s achievement of its strategic plan.

The Committee believes that using adjusted non-GAAP measures, such as CASM (excluding fuel and special items) and adjusted pre-tax profit, rather than GAAP measures, more closely ties results to elements of performance that can be controlled by the decisions and actions of employees, thereby providing a more direct link between performance and reward. In addition, by removing the short-term impact of certain business decisions (such as the gain or loss on disposition of capital assets), the use of adjusted measures encourages executives to make decisions that are in the best interest of the Company over the long term.

Following is an example of the calculation of the 2016 Performance-Based Pay Plan payout for one of the Named Executive Officers:

2016 Performance-Based Pay Calculation (1)

Metrics	Actual	% of Target Achieved	Weight	Payout %
Safety Risk Level 3+ Events(2)	1	200.0%	10.0%	20.0%
Employee Engagement/Customer Satisfaction	10 months	166.7%	10.0%	16.7%
CASM (3)	7.34¢	106.1%	10.0%	10.6%
Alaska Air Group Profitability	$1.36 billion	181.7%	70.0%	127.2%

Total Payout %				174.5%
Participation Rate(4)			x	85.0%

Payout as a % of Base Salary			=	139.7%

(1)	Based on the results that apply to an Alaska Airlines named executive officer.

(2)	In determining the bonus for Mr. Tilden, Mr. Minicucci and Mr. Campbell, the Committee determined it would be appropriate to reflect two Safety Risk Level 3+ Events that related specifically to their areas of oversight, resulting in a 5% lower payout as a percent of base salary as compared to what they would have otherwise received.

(3)	CASM calculations exclude fuel costs and may be adjusted for certain excluded items and alternative accounting treatments.

Participation rates vary by position and the participation rates for the Named Executive Officers are described in the 2016 Performance-Based Plan Participant Rates table above. The Performance-Based Pay Plan has paid out as follows for the last 10 years:

History of Performance-Based Pay

In addition, all of the Company’s employees, including the Named Executive Officers, participate in a separate incentive plan called Operational Performance Rewards, which pays a monthly incentive of up to $100 to all employees when certain operational performance targets are met. Awards are based on the achievement of on-time performance and customer satisfaction goals, and the maximum annual payout for each employee is $1,200. In 2016, each Alaska Airlines employee, including the Named Executive Officers, received $1,050 under the Operational Performance Rewards program, and each Horizon Air employee received $800.

Long-Term Equity-Based Pay

Long-term equity incentive awards that link executive pay to stockholder value are an important element of the Company’s executive compensation program. Long-term equity incentives that vest over three- or four-year periods are awarded annually, resulting in overlapping vesting periods. The awards are designed to align Named Executive Officers’ interests with those of stockholders. In addition, equity awards help attract and retain top-performing executives who fit a team-oriented and performance-driven culture.

Stock Options. The Company grants a portion of its long-term incentive awards to the Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of the Company’s common stock on the grant date. Thus, the Named Executive Officers will realize value from their stock options only to the degree that Alaska Air Group’s stockholders realize value, provided the stockholder had purchased shares and held them for the same period as the executive. The stock options also function as a retention incentive for executives, as they generally vest ratably over a four-year period on each anniversary of the grant date and have a ten-year term.

Restricted Stock Units. The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted stock units. Subject to the executive’s continued employment with the Company, the restricted stock units generally vest on the third anniversary of the date they are granted and, upon vesting, are paid in shares of Alaska Air Group common stock. The units provide a long-term retention incentive through the vesting period that requires continued service to the Company. The units are designed to further link executives’ interests with those of Alaska Air Group’s stockholders, as the value of the units is based on the value of Alaska Air Group common stock.

Performance Stock Units. The Company also grants the Named Executive Officers performance stock units annually as part of the long-term equity-based incentive program. The performance stock units vest only if the Company achieves performance goals established by the Committee for the performance period covered by the award. (The table below outlines the benchmarking process by which payouts are calculated.) Performance stock units also provide a retention incentive as the value of the award received is prorated based on both the executive’s status as an employee during the performance period and the achievement of performance goals.

Grants were made for the three-year performance periods beginning in January 2014, 2015 and 2016. The performance stock unit awards granted in 2014 were based 50% on the Company’s TSR performance relative to S&P 500 companies and 50% relative to the following industry peer group: Air Canada, Allegiant Travel Co., American Airlines Group, Delta Air Lines, Hawaiian Holdings, JetBlue Airways, Republic Airways Holdings, SkyWest, Southwest Airlines, Spirit Airlines, United Continental Holdings, and WestJet Airlines. The performance stock unit awards granted in 2015 and 2016 were based 50% on the Company’s TSR performance relative to the industry peer group shown above, with the addition of Virgin America, and 50% on ROIC goals.

After discussion with management and with its independent compensation consultant, the Committee chose relative TSR as the performance measure for these awards to provide additional incentive for executives to help create stockholder value. Given the nature of the airline business, the Committee believes that measuring TSR on a relative basis rather than on an absolute basis provides a more relevant reflection of the Company’s performance by mitigating the impact of various macro-economic factors that tend to affect the entire industry and that are largely beyond the control of executives. The Committee believes that also measuring the Company’s performance relative to the broad market and to appropriate ROIC goals encourages executives to manage the Company in such a way as to attract a broader range of investors.

The percentage of the performance stock units that vest may range from 0% to 200% of the target number of units subject to the award, depending on the Company’s goals for the performance period. The payout percentages are interpolated for performance results falling between the levels identified below. The Committee retains discretion to reduce bonus amounts below the level that would otherwise be paid.

For the January 1, 2016 through December 31, 2018 performance period, the vesting of 50% of the stock units subject to the award will be determined in accordance with the chart below based on the Company’s TSR rank versus the companies in the airline peer group, and the vesting of 50% of the stock units subject to the award will be determined in accordance with ROIC performance as measured against goals set by the Committee.

2016 Performance Stock Unit Award Metrics

Airline Peer Group		Alaska Air Group ROIC(1)
TSR Rank Among the Airline Peer Group	Percentage of Peer Group Stock Units that Vest	Average ROIC	Percentage of ROIC Stock Units that Vest
1st or 2nd	200%	15% and above	200%
3rd	175%	10%	100%
4th	150%	7.75% and below	0%
5th	125%
6th	100%
7th	80%
8th	60%
9th	40%
10th	20%
11th, 12th, 13th or 14th	0%

(1)	Payout percentages will be linearly interpolated for performance between the levels identified above.

For the January 1, 2013 through December 31, 2015 performance period, the Company ranked 6th in TSR among its airline peer group and above the 90th percentile versus entities in the S&P 500 Index. The Committee therefore approved payouts in 2016 to the Named Executive Officers at 150% of target.

Equity Award Guidelines. The Committee considers and generally follows equity grant guidelines that are based on the target total direct compensation levels and pay mix described above. Target equity grants, when combined with the base salary and annual target incentive opportunity described above, are designed to achieve total direct compensation at or about the 50th percentile of the peer group data for the Named Executive Officers, with the exception of the CEO. The Committee may adjust equity grants to the Named Executive Officers above or below these target levels based on the Committee’s general assessment of:

•	the individual’s contribution to the success of the Company’s financial performance;

•	internal pay equity;

•	the individual’s performance of job responsibilities; and

•	the accounting impact to the Company and potential dilution effects of the grant.

The Committee believes that stock options, time-based restricted stock units and performance stock units each provide incentives that are important to the Company’s executive compensation program as a whole. Therefore, the Committee generally allocates the grant-date value (based on the principles used in the Company’s financial reporting) of each executive’s total equity incentive award among these three types of awards.

2016 Equity Awards. For 2016, the guidelines as applied to the Named Executive Officers are noted in the table below:

Equity Award Guidelines

	Equity Target as a % of Base Pay	Equity Mix
Name		Stock Options	Restricted Stock Units	Performance Stock Units
Bradley D. Tilden	375%	25%	25%	50%
Benito Minicucci	275%	25%	25%	50%
Brandon S. Pedersen	225%	25%	25%	50%
Andrew R. Harrison	225%	25%	25%	50%
David L. Campbell	125%	25%	25%	50%

Special Equity Awards. The Committee retains discretion to make other equity awards at such times and on such terms as it considers appropriate to help achieve the goals of the Company’s executive compensation program. In May 2016, in light of his promotion to president and chief executive officer, the Committee made a one-time equity award to Mr. Campbell composed of restricted stock units in an amount calculated by deducting the equity grant value he received at the annual grant made in February from the equity grant value he would have received at the increased equity award target (and the increased base salary) for the portion of the year he would serve in the more responsible role. In addition, in March 2016, the Committee made a one-time equity award to Mr. Campbell composed of performance stock units with goals designed to motivate achievement of superior financial results and operational performance of Horizon Air over the three-year period ending December 31, 2018.

Perquisites and Personal Benefits

In 2016, an amount equal to 1% of base salary was paid to each Named Executive Officer in lieu of all perquisites except for travel, life insurance, health exams, and accidental death and dismemberment insurance. The Committee decided to phase out this perquisite allowance over a three-year period that began in 2014.

Retirement Benefits/Deferred Compensation

The Company provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Retirement Plan for Salaried Employees (the Salaried Retirement Plan) and the Company’s 401(k) plans are tax-qualified retirement plans in which Mr. Tilden participates on substantially the same terms as other participating employees. The Salaried Retirement Plan was frozen on January 1, 2014 at its then-current benefit levels. Due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code on the annual amount of a pension that may be paid under a qualified defined-benefit plan, the benefits that would otherwise be provided to these executives under the Salaried Retirement Plan are required to be limited. An unfunded defined-benefit plan, the 1995 Elected Officers Supplementary Retirement Plan (the Supplementary Retirement Plan), provides make-up benefits plus supplemental retirement benefits.

In light of the freeze on the Company’s Salaried Retirement Plan effective January 1, 2014, all Named Executive Officers participate in a defined-contribution plan under the Company’s Nonqualified Deferred Compensation Plan and Defined Contribution Officers Supplementary Retirement Plan.

The Named Executive Officers are also permitted to elect to defer up to 100% of their annual Performance-Based Pay payments under the Company’s Nonqualified Deferred Compensation Plan. The Company believes that providing deferred compensation opportunities is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred. The interest earned on this deferred compensation is similar to what an ordinary investor could earn in the market.

Please see the tables under Pension and Other Retirement Plans and 2016 Nonqualified Deferred Compensation and the information following the tables for a description of these plans.

Stock Ownership Policy

The Compensation and Leadership Development Committee believes that requiring significant stock ownership by executives further aligns their interests with those of long-term stockholders. Within five years of election, each executive officer must beneficially own a number of shares of the Company’s common stock with a fair market value equal to or in excess of a specified multiple of the individual’s base salary as follows:

•	five times base salary for the CEO; and

•	up to three times base salary, depending on their respective levels of responsibilities, for the other Named Executive Officers.

Executives are required to retain 50% of any shares of common stock acquired in connection with the vesting of restricted stock units and performance stock units until the holding target is reached. Unexercised stock options, unvested restricted stock units and unvested performance stock units do not count toward satisfaction of the ownership requirements. The Committee reviews compliance with this requirement annually.

Prohibition of Speculative Transactions in Company Securities

The Company’s insider trading policy prohibits executive officers, including the Named Executive Officers, from engaging in certain speculative transactions in the Company’s securities, including short-term trading, short sales, publicly traded options (such as puts, calls or other derivative securities), margin accounts, pledges or hedging transactions.

Recoupment of Certain Compensation Payments

The Compensation and Leadership Development Committee has adopted a recoupment policy that applies to individuals who qualify as executive officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934. Under the policy, in such circumstances as it, in its sole discretion, determines to be appropriate, the Committee will obtain reimbursement or effect cancellation of all or a portion of any short- or long-term cash or equity incentive payments or awards where: (1) such payment or award of cash or shares was made on or after the effective date of this policy; (2) the amount of or number of shares included in any such payment or award that was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to the individual’s fraudulent or grossly negligent act or omission; (3) a lesser payment or award of cash or shares would have been made to the individual based upon the restated financial results; and (4) the payment or award of cash or shares was received by the individual prior to or during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated.

Agreements Regarding Change in Control and Termination

The Company has change-in-control agreements with the Named Executive Officers that provide for severance benefits if the executive’s employment terminates under certain circumstances in connection with a change in control.

The Company has entered into change-in-control agreements with these executives because it believes that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty and disruption during a critical time for the Company. The payment of cash severance benefits under the agreements is triggered if two conditions are met: (1) actual or constructive termination of employment and (2) the consummation of a change-in-control transaction. The Committee believes that the Named Executive Officers should be entitled to receive cash severance benefits only if both conditions are met. Once the change-in-control event occurs, the Named Executive Officer’s severance and benefits payable under the contract begin to diminish with time so long as the executive’s employment continues, until ultimate expiration of the agreement 36 months later. None of the Company’s change-in-control agreements provide for reimbursement of excise taxes.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting certain compensation over $1 million paid to its CEO and certain other executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Committee strives whenever possible to structure its compensation plans such that they are tax-deductible, and it believes that a substantial portion of compensation paid under its current program (including the annual incentives, performance stock units and stock option grants described above) satisfies the requirements under Section 162(m). However, the Committee reserves the right to design programs that recognize a full range of performance criteria important to its success, even where the compensation paid under such programs may not be deductible. For 2016, the Company believes that no portion of its tax deduction for qualified compensation paid to its Named Executive Officers will be disallowed under Section 162(m).

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has certain duties and powers as described in its charter. The Committee is currently composed of four non-employee directors who are named at the end of this report, each of whom is independent as defined by NYSE listing standards.

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s 2016 Annual Report on Form 10-K on file with the SEC and the Company’s 2017 Proxy Statement(1)

Compensation and Leadership Development Committee of the Board of Directors

J. Kenneth Thompson, Chair

Marion C. Blakey, Member

Dennis F. Madsen, Member

Katherine J. Savitt, Member

Compensation and Leadership Development Committee Interlocks

and Insider Participation

Mr. Thompson, Mr. Madsen and Ms. Savitt were members of the Compensation and Leadership Development Committee during all of 2016. Ms. Blakey has been a member of the Committee since May 2016. No member of the Committee serving all or part of 2016 is or has been an executive officer or employee of the Company or has had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During 2016, none of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity where the entity’s executive officers also served as a director or member of the Company’s Compensation and Leadership Development Committee.

(1)	SEC filings sometimes incorporate information by reference. This means the Company is referring you to information that has previously been filed with the SEC and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

Summary Compensation Table

The following table presents information regarding compensation for services rendered during 2016 of the CEO, the CFO, and the three other most highly compensated executive officers. These individuals are referred to as the Named Executive Officers in this Proxy Statement.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1)(2) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Compen- sation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compen- sation(5) ($) (i)	Total ($) (j)
Bradley D. Tilden	2016	487,600	—	1,817,951	412,499	962,334	359,901	206,027	4,246,312
President & CEO	2015	454,254	—	1,621,307	391,295	932,002	1,136	202,895	3,602,889
Alaska	2014	436,769	—	975,541	460,480	874,538	521,440	199,954	3,468,722
Benito Minicucci	2016	426,923	—	1,452,245	325,657	612,189	9,612	116,811	2,943,437
President & COO	2015	390,769	—	1,357,016	327,710	547,102	1,732	124,963	2,749,292
Alaska	2014	359,231	—	661,027	375,187	539,846	2,691	124,164	2,062,146
Brandon S. Pedersen	2016	390,769	—	873,733	198,380	580,659	22,516	122,036	2,188,093
EVP Finance & CFO	2015	360,769	—	1,004,541	242,545	505,185	1	135,222	2,248,263
Alaska	2014	327,692	—	506,126	276,653	492,538	7,779	116,880	1,727,668
Andrew R. Harrison	2016	383,077	—	873,733	198,380	569,249	22,819	113,478	2,160,736
Exec VP & CCO	2015	339,077	—	748,879	180,974	469,179	—	119,720	1,857,829
Alaska	2014	282,500	—	229,980	150,000	386,712	7,654	96,606	1,153,452
David L. Campbell6)	2016	331,981	—	1,088,286	90,913	368,744	1,421	43,321	1,924,666
President & CEO
Horizon

(1)	The amounts reported in Columns (e) and (f) of the Summary Compensation Table above reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. For information about the stock awards and option awards granted in 2016 to the Named Executive Officers, please see the discussion under 2016 Grants of Plan-Based Awards below.

(2)	The amounts reported in Column (e) of the table above also include the grant date fair value of performance-based stock unit awards granted in 2014, 2015 and 2016 to the Named Executive Officers based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The following table presents the aggregate grant date fair value of these performance-based awards included in Column (e) for 2014, 2015 and 2016, and the aggregate grant date value of these awards assuming that the highest level of performance conditions will be achieved.

	2014 Performance Awards		2015 Performance Awards		2016 Performance Awards
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Bradley D. Tilden	525,983	1,052,966	1,229,087	1,555,806	1,404,482	1,667,002
Benito Minicucci	292,019	584,038	1,030,820	1,304,785	1,107,047	1,313,913
Brandon S. Pedersen	234,894	469,788	763,325	966,169	673,561	799,373
Andrew R. Harrison	80,727	161,454	569,111	720,377	673,561	799,373
David L. Campbell(6)					984,601	1,772,412

In 2016, the Committee awarded a one-time grant of an additional 8,540 performance stock units to Mr. Campbell. The award, which was in addition to Mr. Campbell’s annual grant, has a three-year performance period and is tied to Horizon Air operational and financial goals. The award can range from 0% if the threshold performance is not reached to 200% of target if maximum performance is achieved. Mr. Campbell was not a Named Executive Officer prior to 2016, therefore, only 2016 performance stock unit awards are included.

(3)	Non-Equity Compensation in Column (g) includes Performance-Based Pay compensation and Operational Performance Rewards, further described in the Compensation Discussion and Analysis.

(4)	The amount reported in Column (h) of the Summary Compensation Table above reflects the year-over-year change in present value of accumulated benefits determined as of December 31 of each year for the Retirement Plan for Salaried Employees and the Officers Supplementary Retirement Plan (defined-benefit plan) as well as any above-market earnings on each Named Executive Officer’s account under the Nonqualified Deferred Compensation Plan. The number included in Column (h) is an estimate of the value of future payments and does not represent value received. For the Named Executive Officers, company contributions to the Defined-Contribution Officers Supplementary Retirement Plan (DC-OSRP) in lieu of the defined-benefit plan are reported in Column (i) and detailed in the table in Footnote (5) below.

(5)	The following table presents detailed information on the types and amounts of compensation reported for the Named Executive Officers in Column (i) of the Summary Compensation Table. For Column (i), each perquisite and other personal benefit is included in the total and identified and, if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and other benefits for that officer, is quantified in the table below. All reimbursements of taxes with respect to perquisites and other benefits are identified and quantified. Tax reimbursements are provided for travel privileges unique to the airline industry. Also included in the total for Column (i) is the Company’s incremental cost of providing flight benefits, annual physical, and accidental death and dismemberment insurance premiums. By providing positive-space travel without tax consequences to the Named Executive Officers, we are able to deliver a highly valued benefit at a low cost to the Company. In addition, we believe that this benefit provides the opportunity for the Named Executive Officers to connect with the Company’s front-line employees. As noted in the Compensation Discussion and Analysis section, in 2014, 2015 and 2016 we paid each of the Name Executive Officers a perquisite allowance equal to 12%, 8% and 4%, respectively, of the executive’s base salary in lieu of providing perquisites other than those noted above.

Itemization of All Other Compensation (Column i)
					Term Life Insurance
Name	Company Contribution to 401(k) Account ($)	Company Contribution to DC-OSRP Account ($)	Executive Allowance ($)	Life Insurance ($)	Premium ($)	Tax on Premium ($)	Other* ($)	Total “All Other Compensation” ($)
Bradley D. Tilden	31,800	145,930	5,658	6,192	330	238	15,879	206,027
Benito Minicucci	15,900	81,393	4,923	3,269	385	278	10,663	116,811
Brandon S. Pedersen	15,900	73,585	4,554	3,098	387	280	24,232	122,036
Andrew R. Harrison	15,900	69,216	4,246	1,979	380	274	21,483	113,478
David L. Campbell(6)	13,550	9,336	3,778	2,258	161	116	14,122	43,321

*Includes the Company’s incremental cost of providing a flight benefit, annual physical, and the above-market amount paid for accidental death and dismemberment insurance premiums.

(6)	Mr. Campbell was not a Named Executive Officer prior to 2016, therefore, only 2016 compensation information is included.

2016 Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers in 2016. Please see the Performance-Based Annual Pay section in the CD&A for a description of the material terms of the non-equity incentive plan awards reported and the Long-Term Equity-Based Pay section for a description of the material terms of the equity-based awards reported. Each of the equity-based awards reported below was granted under the Company’s 2008 Performance Incentive Plan (2008 Plan).

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(1) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thres- hold (#) (f)	Target (#) (g)	Maximum (#) (h)
Bradley D. Tilden
Stock Options	2/9/16								15,200	65.630	412,499
RSUs	2/9/16							6,300			413,469
PSUs	2/9/16				—	12,700	25,400				1,404,482
PBP Plan	N/A	146,978	587,910	1,175,820
Benito Minicucci
Stock Options	2/9/16								12,000	65.630	325,657
RSUs	2/9/16							5,000			328,150
RSUs	5/12/16							260			17,048
PSUs	2/9/16				—	10,010	20,020				1,107,047
PBP Plan	N/A	95,940	383,760	767,520
Brandon S. Pedersen
Stock Options	2/9/16								7,310	65.630	198,380
RSUs	2/9/16							3,050			200,172
PSUs	2/9/16				—	6,090	12,180				673,561
PBP Plan	N/A	83,406	333,625	667,250
Andrew R. Harrison
Stock Options	2/9/16								7,310	65.630	198,380
RSUs	2/9/16							3,050			200,172
PSUs	2/9/16				—	6,090	12,180				673,561
PBP Plan	N/A	82,078	328,313	656,625
David L. Campbell
Stock Options	2/9/16								3,350	65.630	90,913
RSUs	2/9/16							1,400			91,882
RSUs	5/12/16							180			11,803
PSUs	2/9/16				—	2,790	5,580				308,592
PSUs	3/30/16				—	8,540	17,080				676,009
PBP Plan	N/A	62,653	250,613	501,225

Key: RSUs – Restricted Stock Units; PSUs – Performance Stock Units; PBP Plan – Performance-Based Pay Plan

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements and may or may not be representative of the value eventually realized by the executive. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see the discussion of stock awards and option awards contained in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2016, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards						Stock Awards
Name (a)	Award Date (b)	Number of Securities Underlying Unexer- cised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expir- ation Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($) (j)
Bradley D. Tilden
	2/3/10	25,600	—		8.315	2/3/20
	2/7/11	40,800	—		15.325	2/7/21
	2/14/12	23,360	—		19.00	2/14/22
	2/11/13	28,424	9,476	(2)	24.40	2/11/23
	2/11/14	10,900	10,900	(3)	38.76	2/11/24	11,600(3)	1,029,268	11,600(9)	1,029,268
	2/10/15	3,400	10,200	(6)	65.370	2/10/25	6,000(6)	532,380	11,900(9)	1,055,887
	2/9/16	—	15,200	(7)	65.630	2/9/26	6,300(7)	558,999	12,700(9)	1,126,870
Benito Minicucci
	2/11/13	6	4,980	(2)	24.40	2/11/23
	2/11/14	—	6,100	(3)	38.755	2/11/24	6,440(3)	571,421	6,440(9)	571,421
	5/12/14	—	2,230	(4)	48.945	5/12/24	2,440(4)	216,501
	2/10/15	2,847	8,543	(6)	65.370	2/10/25	4,990(6)	442,763	9,980(9)	885,525
	2/9/16	—	12,000	(7)	65.630	2/9/26	5,000(7)	443,650	10,010(9)	888,187
	5/12/16						260(8)	23,070
Brandon S. Pedersen
	2/11/13	—	3,346	(2)	24.40	2/11/23
	2/11/14	—	4,890	(3)	38.755	2/11/24	5,180(3)	746,840	5,180(9)	459,621
	5/12/14	—	1,330	(4)	48.945	5/12/24	1,440(4)	127,771
	2/10/15	2,107	6,323	(6)	65.370	2/10/25	3,690(6)	327,414	7,390(9)	655,715
	2/9/16	—	7,310	(7)	65.630	2/9/26	3,050(7)	270,627	6,090(9)	540,366
Andrew R. Harrison
	2/11/13	—	1,396	(2)	24.40	2/11/23
	2/11/14	180	1,680	(3)	38.755	2/11/24	1,780(3)	157,939	1,780(9)	157,939
	5/12/14	—	1,500	(4)	48.945	5/12/24	1,640(4)	145,517
	2/10/15	—	4,718	(6)	65.370	2/10/25	2,750(6)	244,008	5,510(9)	488,902
	2/9/16	—	7,310	(7)	65.630	2/9/26	3,050(7)	270,627	6,090(9)	540,366
David L. Campbell
	8/11/14	1,855	1,855	(5)	43.880	8/11/24	2,210(5)	196,093
	2/10/15	657	1,973	(6)	65.370	2/10/25	1,150(6)	102,040	2,300(9)	204,079
	2/9/16	—	3,350	(7)	65.630	2/9/26	1,400(7)	124,222	2,790(9)	247,557
	3/30/16								8,540(9)	757,754
	5/12/16						180(8)	15,971

(1)	The dollar amounts shown in Column (h) and Column (j) are determined by multiplying the number of shares or units reported in Column (g) and Column (i), respectively, by $88.73 (the closing price of Air Group stock on 12/31/16).

(2)	The unvested options under the 2/11/13 grant became vested on 2/11/17.

(3)	The RSUs awarded on 2/11/14 became fully vested on 2/11/17. The unvested options under the 2/11/14 grant have or will become vested as follows: Mr. Tilden – 5,450 on 2/11/17 and 5,450 on 2/11/18; Mr. Minicucci – 3,050 on 2/11/17 and 3,050 on 2/11/18; Mr. Pedersen – 2,444 on 2/11/17 and 2,446 on 2/11/18; and Mr. Harrison – 840 on 2/11/17 and 840 on 2/11/18.

(4)	The RSUs awarded on 5/12/14 will become fully vested on 5/12/17. The unvested options under the 5/12/14 grant will become vested as follows: Mr. Minicucci – 1,114 on 5/12/17, and 1,116 on 5/12/18; Mr. Pedersen – 664 on 5/12/17 and 666 on 5/12/18; Mr. Harrison – 750 on 5/12/17, and 750 on 5/12/17.

(5)	The RSUs awarded to Mr. Campbell on 8/11/14 will become fully vested on 8/11/17. The unvested options under Mr. Campbell’s 8/11/14 grant will become vested as follows: 927 on 8/11/17 and 928 on 8/11/18.

(6)	The RSUs awarded on 2/10/15 will become fully vested on 2/10/18. The unvested options under the 2/10/15 grant will become vested as follows: Mr. Tilden – 3,400 on 2/10/17, 3,400 on 2/10/18 and 3,400 on 2/10/19; Mr. Minicucci –2,848 on 2/10/17, 2,847 on 2/10/18 and 2,848 on 2/10/19; Mr. Pedersen – 2,108 on 2/10/17, 2,107 on 2/10/18 and 2,108 on 2/10/19; Mr. Harrison – 1,573 on 2/10/17, 1,572 on 2/10/18 and 1,573 on 2/10/19; and Mr. Campbell –658 on 2/10/17, 657 on 2/10/18 and 658 on 2/10/19.

(7)	The RSUs awarded on 2/9/16 will become fully vested on 2/9/19. The unvested options under the 2/9/16 grant have or will become vested as follows: Mr. Tilden – 3,800 on 2/9/17, 3,800 on 2/9/18, 3,800 on 2/9/19 and 3,800 on 2/9/20; Mr. Minicucci – 3,000 on 2/9/17; 3,000 on 2/9/18, 3,000 on 2/9/19 and 3,000 on 2/9/20 ; Mr. Pedersen – 1,827 on 2/9/17, 1,828 on 2/9/18, 1,827 on 2/9/19, and 1,828 on 2/9/20; Mr. Harrison – 1,827 on 2/9/17, 1,828 on 2/9/18, 1,827 on 2/9/19 and 1,828 on 2/9/20; and Mr. Campbell – 837 on 2/9/17, 838 on 2/9/18, 837 on 2/9/19 and 838 on 2/9/20 .

(8)	The RSUs awarded on 5/12/16 will become fully vested on 5/12/19.

(9)	The performance stock units reported in Column (i) are eligible to vest based on the Company’s performance over a three-year period as described in the Compensation Discussion and Analysis above and in footnote (1) to the Summary Compensation Table above. The performance stock units granted on 2/11/14 vested based on the goals set for a three-year performance period ending 12/31/16; the performance stock units granted on 2/10/15 will vest based on the goals set for a three-year performance period ending 12/31/17, and the performance stock units granted on 2/9/16 and 3/30/16 will vest based on the goals set for a three-year performance period ending 12/31/18.

2016 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the Named Executive Officers during 2016 and the vesting during 2016 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(1) ($) (e)
Bradley D. Tilden	24,920	1,832,357	45,950	3,039,776
Benito Minicucci	17,158	994,218	24,150	1,597,619
Brandon S. Pedersen	10,772	549,308	47,873	3,365,627
Andrew R. Harrison	6,406	271,746	33,508	2,384,766
David L. Campbell	—	—	—	—

(1)	The amounts shown in Column (c) above for option awards are determined by multiplying the number of shares by the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price of the options. The amounts shown in Column (e) above for stock awards are determined by multiplying the number of vested units by the per-share closing price of the Company’s common stock on the vesting date.

Pension and Other Retirement Plans

The Company maintains two primary defined-benefit pension plans covering Mr. Tilden, Mr. Minicucci, Mr. Pedersen, Mr. Harrison and Mr. Campbell participate in the defined-contribution plans only (as described below). The Alaska Air Group, Inc. Retirement Plan for Salaried Employees (the Salaried Retirement Plan) is the qualified defined-benefit employee retirement plan, and Mr. Tilden participates in this plan on the same general terms as other eligible employees. The Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (the Supplementary Plan) is a nonqualified plan, in which Mr. Tilden also participates.

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under the qualified and nonqualified defined-benefit pension plans.

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#) (c)	Present Value of Accumulated Benefit(1) ($) (d)	Payments During Last Fiscal Year ($) (e)
Bradley D. Tilden	Salaried Retirement Plan	22.844	1,289,389	N/A
	Supplementary Retirement Plan	14.919	2,397,787	N/A
Benito Minicucci(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Brandon S. Pedersen(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Andrew R. Harrison(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
David L. Campbell(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A

(1)	The years of credited service through December 31, 2013, when the Plan was frozen, and the present value of accumulated benefits as of December 31, 2016 assume that each Named Executive Officer retires at normal retirement age and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see Note 8 (Employee Benefits Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

(2)	In lieu of participation in the defined-benefit plans, Mr. Minicucci, Mr. Pedersen, Mr. Harrison and Mr. Campbell receive a contribution to the Company’s defined-contribution plans. Specifically, Mr. Minicucci, Mr. Pedersen, and Mr. Harrison each receive a Company match contribution to the Alaskasaver 401(k) Plan of up to 10% of their eligible wages. Mr. Campbell receives a Company match contribution to the Horizon Air Savings Investment Plan of up to 6% of his eligible wages. In lieu of the Supplementary Retirement Plan, Mr. Minicucci, Mr. Pedersen, Mr. Harrison and Mr. Campbell also participate in the Nonqualified Deferred Compensation Plan, which is further described below.

Salaried Retirement Plan

The Salaried Retirement Plan is a tax-qualified, defined-benefit retirement plan for salaried Alaska Airlines employees hired prior to April 1, 2003. Mr. Tilden is fully vested in his accrued benefits under the Salaried Retirement Plan. Benefits payable under the Salaried Retirement Plan are generally based on years of credited service with the Company and its affiliates and final average base salary for the five highest complete and consecutive calendar years of an employee’s last ten complete calendar years of service. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee’s final average base salary times years of credited service (limited to 40 years). Annual benefits are computed on a straight-life annuity basis beginning at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

The tax law limits the annual benefits that may be paid from a tax-qualified retirement plan. For 2016, this limit on annual benefits was $210,000.

Supplementary Retirement Plan

In addition to the benefits described above, Mr. Tilden is eligible to receive retirement benefits under the Supplementary Retirement Plan. This plan is a non-qualified, unfunded, defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60. Benefits are calculated as a monthly amount on a straight-life annuity basis. In general, the monthly benefit is determined as a percentage (50% to 75% of a participant’s final average monthly base salary) based on the officer’s length of service with the Company and length of service as an elected officer.

This benefit amount is subject to offset by the amount of the officer’s Social Security benefits and the amount of benefits paid under the Salaried Retirement Plan to the extent such benefits were accrued after the officer became a participant in the Supplementary Retirement Plan. (There is no offset for any Salaried Retirement Plan benefits accrued for service before the officer became a participant in the Supplementary Retirement Plan.)

Participants in the Supplementary Retirement Plan become fully vested in their benefits under the plan upon attaining age 50 and completing 10 years of service as an elected officer. Plan benefits will also become fully vested upon a change in control of the Company or upon termination of the participant’s employment due to death or disability.

In lieu of the Supplementary Retirement Plan, Mr. Minicucci, Mr. Pedersen, Mr. Harrison and Mr. Campbell participate in the Company’s Nonqualified Deferred Compensation Plan. This plan is a defined-contribution plan. Under this plan, the Company contributes 10% of the eligible wages of Mr. Minicucci, Mr. Pedersen and Mr. Harrison, and 6% of Mr. Campbell’s eligible wages, as defined in plan documents, minus the maximum legal Company contribution that the Company made, or could have made, under the Company’s qualified defined-contribution plan (the 401(k) plan).

On June 20, 2011, the Board of Directors amended the Salaried Retirement Plan and the Supplementary Retirement Plan to provide that, effective January 1, 2014, both plans would be frozen so that participants in the plans would not accrue any benefits with respect to services performed or compensation earned on or after that date. The Board also amended the Nonqualified Deferred Compensation Plan so that, effective January 1, 2014, officers who previously participated in the Supplementary Retirement Plan, and are then employed by the Company, will be eligible to participate in the Nonqualified Deferred Compensation Plan. Under this plan, the Company contributes up to 12% of Mr. Tilden’s eligible wages.

2016 Nonqualified Deferred Compensation

Under the Nonqualified Deferred Compensation Plan, the Named Executive Officers and other key employees may elect to receive a portion of some or all of their Performance-Based Pay awards on a deferred basis. Participants under the plan have the opportunity to elect among several investment funds, which mirror the funds offered under the Company’s 401(k) plan, for purposes of determining the return of their plan assets. In addition, the plan also offers an interest-bearing option with a rate equal to the yield on a Moody’s index of Ba2-rated industrial bonds as of November of the preceding year, rounded to the nearest one-quarter of one percent, for certain prior deferred amounts. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant’s employment, although participants may elect an earlier distribution date and may elect payment in a lump sum or installments.

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ balances under the Company’s nonqualified deferred compensation plans during 2016, and also shows the total deferred amounts for the Named Executive Officers as of December 31, 2016.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY(1) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(1) ($) (f)
Bradley D. Tilden	135,045	—	19,919	—	318,652
Benito Minicucci	77,062	—	10,251	—	408,678
Brandon S. Pedersen	69,331	—	9,076	—	376,015
Andrew R. Harrison	56,479	—	6,457	—	277,424
David L. Campbell	9,336	—	390	—	14,966

(1)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is required to be included as compensation for each Named Executive Officer in Column (h) of the Summary Compensation Table. Because the earnings were at market rates available to other investors, the amounts shown above were not included in the Summary Compensation Table.

Potential Payments Upon Change in Control and Termination

The Company has entered into change-in-control agreements with each of the Named Executive Officers. Under these agreements, if a change in control occurs, an employment period would go into effect. Mr. Tilden, Mr. Minicucci, Mr. Pedersen and Mr. Harrison, the employment period is three years. For Mr. Campbell, the employment period is two years. During the employment period, the executive would be entitled to:

•	receive the highest monthly salary the executive received at any time during the 12-month period preceding the change in control;

•	receive an annual incentive payment equal to the higher of the executive’s target Performance-Based Pay Plan incentive or the average of the executive’s annual incentive payments for the three years preceding the year in which the change in control occurs;

•	continue to accrue age and service credit under our qualified and non-qualified defined benefit retirement plans; and

•	participate in fringe benefit programs that are at least as favorable as those in which the executive was participating prior to the change in control.

•	If the executive’s employment is terminated by the Company without cause or by the executive for “good reason” during the employment period (or, in certain circumstances, if such a termination occurs prior to and in connection with a change in control), the executive would be entitled to receive a lump-sum payment equal to the value of the payments and benefits identified above that the executive would have received had he continued to be employed for the entire employment period. The amount an executive would be entitled to receive would be reduced on a pro-rata basis for any time the executive worked during the employment period. (The terms “cause,” “good reason” and “change in control” are each defined in the change-in-control agreements.) In 2012, the Company eliminated the conditional gross-up provision in favor of a modified cap provision for all executives. Under this provision, in the event that change in control benefits exceed the threshold amount that would trigger an excise tax under Section 280G of the Internal Revenue Code, the executive would receive the larger of the following amounts: the “safe harbor amount,” which is equal to the level above which excise taxes are triggered; or

•	the full change-in-control benefits if, after receipt of the full change-in-control benefits and payment of the excise tax, the after-tax amount is greater than the safe harbor amount described above.

In addition, outstanding and unvested stock options, restricted stock units and the target number of performance stock units would become vested under the terms of the Company’s equity plans. Under the 2008 and 2016 Performance Incentive Plans, awards will not vest unless a termination of employment without cause or for good reason also occurs or an acquirer does not assume outstanding awards. Finally, the executive’s unvested benefits under the Supplementary Retirement Plan would vest on a change in control whether or not the executive’s employment was terminated. The outstanding equity awards held by the executives as of December 31, 2016 are described in the Outstanding Equity Awards at Fiscal Year End table and each executive’s accrued benefits under the Company’s retirement plans are described above under Pension and Other Retirement Plans.

In the event the executive’s employment terminates by reason of death, disability or retirement, (1) restricted stock units would become vested under the terms of the Company’s equity plans; (2) a prorated portion of the performance stock units would vest at the conclusion of the performance period based on actual performance and the portion of the performance period in which the executive was employed; and (3) stock options would become fully vested upon death or disability and vested to the extent they would have vested in the next three years upon retirement. Stock options would remain exercisable for three years following termination of employment or until their expiration date, whichever comes first.

In the tables below, we have estimated the potential cost to the Company of providing the benefits shown to each of the Company’s Named Executive Officers as if the executive’s employment had terminated due to retirement, death or disability, or due to change in control on December 31, 2016. The value of accelerated vesting shown in the Equity Acceleration column below assumes the performance share units pay at target. As described above, except for the equity acceleration value, the amount an executive would be entitled to receive would be reduced on a pro-rata basis for any time the executive worked during the employment period.

These calculations are estimates for proxy disclosure purposes only. Actual payments may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and other factors.

Retirement

Name	Cash Severance ($)	Enhanced Retirement Benefit ($)	Benefit Continuation ($)	Lifetime Airfare Benefit(1) ($)	Equity Acceleration(2) ($)	Total ($)
Bradley D. Tilden	0	0	0	15,706	5,652,696	5,668,402
Benito Minicucci	0	0	0	9,132	4,275,637	4,284,769
Brandon S. Pedersen	0	0	0	22,368	3,048,071	3,070,439
Andrew R. Harrison	0	0	0	23,258	1,951,855	1,975,113
David L. Campbell	0	0	0	0	1,096,473	1,096,473

Death or Disability

Name	Cash Severance ($)	Enhanced Retirement Benefit ($)	Benefit Continuation ($)	Lifetime Airfare Benefit(1) ($)	Equity Acceleration(2) ($)	Total ($)
Bradley D. Tilden	0	0	0	15,706	5,740,476	5,756,182
Benito Minicucci	0	0	0	9,132	4,344,937	4,354,069
Brandon S. Pedersen	0	0	0	22,368	3,090,252	3,112,620
Andrew R. Harrison	0	0	0	23,258	1,994,070	2,017,328
David L. Campbell	0	0	0	0	1,115,819	1,115,819

Change in Control

Name	Cash Severance(3) ($)	Enhanced Retirement Benefit(4) ($)	Benefit Contin- uation(5) ($)	Lifetime Airfare Benefit(1) ($)	Equity Acceleration(2) ($)	Excise Tax ($)	Cutback Due to Modified Cap ($)	Total ($)
Bradley D. Tilden	4,116,190	500,535	84,659	15,706	6,845,129	0	0	11,562,219
Benito Minicucci	2,877,022	278,885	68,186	9,132	5,233,235	0	0	8,466,460
Brandon S. Pedersen	2,616,558	255,692	105,413	22,368	3,669,804	0	0	6,669,835
Andrew R. Harrison	2,359,391	217,137	97,054	23,258	2,517,736	0	-659,611	4,554,965
David L. Campbell	1,207,500	45,772	60,373	0	1,854,375	-446,545	0	2,721,475

(1)	All employees who retire with more than ten years of service are entitled to flight benefits on Alaska Airlines, Horizon Air and Virgin America. Flight benefits for the Named Executive Officers are for positive-space travel, for which the Company also provides a tax reimbursement. Mr. Tilden, Mr. Minicucci, Mr. Pedersen, and Mr. Harrison, qualify for these benefits under all termination scenarios. In this column, we show the present value of this benefit, calculated using a discount rate equal to 120% of the long-term AFR (Applicable Federal Rate) for December 2016 and the Internal Revenue Code Section 417(e) mortality rate for 2017, described above under Pension and Other Retirement Benefits. Other assumptions include that the lifetime average annual usage is equal to actual average annual usage amounts in 2014 through 2016, and that the annual value of the benefit is equal to the annual incremental cost to the Company, which will be the same as the average of the incremental cost incurred to provide air travel benefits to the executive in those years as disclosed under the All Other Compensation column in the Summary Compensation Table.

(2)	Represents the “in-the-money” value of unvested stock options and the face value of unvested restricted stock and performance stock unit awards that would vest upon termination of employment in the circumstances described above based on a stock price of $88.73, the closing price of the Company’s common stock on December 31, 2016. The value of the extended term of the options is not reflected in the table because we have assumed that the executive’s outstanding stock options would be assumed by the acquiring company pursuant to a change in control.

(3)	Represents the amount obtained by multiplying three by the sum of the executive’s highest rate of base salary during the preceding 12 months and the higher of the executive’s target incentive or his average incentive for the three preceding years.

(4)	Represents the sum of (a) the matching contribution the executive would have received under our qualified defined contribution plan had the executive continued to contribute the maximum allowable amount during the employment period, and (b) the contribution the executive would have received under our nonqualified defined contribution plan had the executive continued to participate in the plan during the employment period.

(5)	Represents the estimated cost of (a) 18 months of premiums under the Company’s medical, dental and vision programs and (b) three years (two years for Mr. Campbell) of continued participation in life, disability, accidental death insurance and other fringe benefit programs.

AMEND THE CERTIFICATE OF INCORPORATION

Proposal 4: Adoption and Approval of Amendment of the Certificate of Incorporation

to Increase Authorized Shares of Common Stock

General

The Company’s current Certificate of Incorporation authorizes the issuance of 205,000,000 shares of the Company’s capital stock, of which 5,000,000 shares are designated as preferred stock and 200,000,000 shares are designated as common stock. On February 14, 2017, the Company’s Board of Directors unanimously adopted and approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Company common stock from 205,000,000 to 405,000,000 (the Share Amendment), subject to stockholder approval. The Board has declared the proposed Share Amendment to be advisable and in the best interests of the Company and its stockholders and has directed that adoption and approval of the Share Amendment be submitted to the Company’s stockholders for their consideration at this Annual Meeting.

The Company’s Board of Directors recommends that stockholders adopt and approve the proposed Share Amendment to the Company’s Certificate of Incorporation. The text of the proposed Share Amendment is attached as Appendix A and incorporated in this Proxy Statement by reference.

Purpose and Background of the Proposed Share Amendment

As of March 10, 2017, there were approximately 123,696,687 shares of Company common stock issued and outstanding. This number does not include approximately 1,269,415 shares of Company common stock that are subject to outstanding equity awards under our 2016 Performance Incentive Plan and 2008 Performance Incentive Plan and an additional 11,847,713 shares of Company common stock that are reserved for future issuance under our 2016 Performance Incentive Plan and our 2010 Employee Stock Purchase Plan as of March 10, 2017. Based upon our issued and reserved shares of common stock, there are approximately 63,186,185 million shares of common stock available for issuance in the future for other corporate purposes.

The purpose of the proposed Share Amendment is to allow the Company to have a sufficient number of shares of authorized and unissued common stock for issuance in connection with such corporate purposes as may, from time to time, be considered advisable by the Company’s Board of Directors. Having such shares available for issuance in the future will give the Company greater flexibility and will allow the shares to be issued from time to time as determined by the Company’s Board and, unless otherwise required by NYSE listing rules or other applicable rules and regulations, without the expense and delay of a special stockholders’ meeting to approve the additional authorized capital stock. The corporate purposes for which the Company may issue common stock could include, without limitation, issuances in connection with stock splits or stock dividends, issuances in connection with future acquisitions, issuances pursuant to equity awards granted under current or future equity compensation plans and issuances in connection with equity financings. There are currently no commitments or understandings with respect to the issuance of any of the additional shares of Company common stock that would be authorized by the proposed Share Amendment.

Rights of Additional Authorized Shares

Any authorized shares of Company common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The holders of Company common stock have no preemptive rights to subscribe for or purchase any additional shares of Company common stock that may be issued in the future.

Effect of Proposed Share Amendment

The increase in the Company’s authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Company’s Board of Directors will have the authority to issue common stock without requiring future stockholder approval of such issuances, except as may be required by the Company’s Certificate of Incorporation, NYSE listing rules or other applicable rules and regulations. To the extent that the additional authorized shares are issued in the future, they could decrease the Company’s existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to the Company’s existing stockholders.

The increase in the authorized number of shares of Company common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of the Company’s outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company’s Board of Directors is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in our authorized shares of common stock be used as a type of anti-takeover device.

Implementing the Proposed Share Amendment

If approved by the Company’s stockholders at the Annual Meeting, the proposed Share Amendment to the Company’s Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. Although the Company’s Board of Directors intends to file the Certificate of Amendment as soon as practicable after the Annual Meeting, if, in the judgment of the Company’s Board of Directors, any circumstances exist that would make consummation of the proposed Share Amendment inadvisable, then, in accordance with Delaware law and notwithstanding approval of the proposed Share Amendment to the Certificate of Incorporation by the Company’s stockholders, the Company’s Board of Directors may abandon the proposed Share Amendment, either before or after approval and authorization by the Company’s stockholders, at any time prior to the effectiveness of the filing of the Certificate of Amendment.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock, whether or not present or represented by proxy at the Annual Meeting, is required to approve the Share Amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

ADOPTION AND APPROVAL OF THE SHARE AMENDMENT TO THE

CERTIFICATE OF INCORPORATION.

AUDIT COMMITTEE MATTERS

Proposal 5: Ratification of the Appointment of the Company’s Independent Accountants

The Audit Committee has selected KPMG LLP (KPMG) as the Company’s independent accountants for fiscal year 2017, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the independent accountants, the Board considers the selection of the independent accountants to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting and entitled to vote on the proposal is required to ratify the selection of KPMG as the Company’s independent accountant for the current fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE COMPANY’S

INDEPENDENT ACCOUNTANTS.

Independent Registered Public Accountants

Selection of Independent Accountants for the Current Fiscal Year

The Audit Committee of the Board of Directors has selected, and is recommending that stockholders ratify, KPMG LLP (KPMG) as the Company’s independent accountants for the 2017 fiscal year. KPMG also served as the Company’s independent accountants for fiscal year 2016. Representatives of KPMG are expected to attend the meeting to respond to questions from stockholders and will have the opportunity to make a statement, if they wish to do so.

Fees Paid to Independent Accountants

During fiscal years 2016, 2015 and 2014, the Company retained KPMG as its principal independent accountants. Below are the fees paid for the services described during each of the three years:

2016
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	2,344,998
Audit-Related Fees(2)	230,680
Tax Fees(3)	—
All Other Fees(4)	5,681

Total Fees for 2016	2,581,359

2015
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	1,271,460
Audit-Related Fees(2)	136,750
Tax Fees(3)	123,000
All Other Fees(4)	26,000

Total Fees for 2015	1,557,210

2014
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	1,150,000
Audit-Related Fees(2)	159,220
Tax Fees(3)	16,000
All Other Fees(4)	25,000

Total Fees for 2014	1,350,220

(1)	Audit fees represent the arranged fees for the years presented, including the annual audit of internal controls as mandated under Sarbanes-Oxley Section 404. Also includes $7,000 related to an S-8 filing in 2016, fees incurred in 2016 related to the acquisition of Virgin America Inc., $28,700 related to the audit of the Company’s COSO (Committee of Sponsoring Organizations) 2013 implementation in 2014, and out-of-pocket expenses reimbursed during the respective year.

(2)	Includes fees and expenses paid in connection with the audit of Alaska Air Group’s employee benefit plans in all years and accounting consultations regarding the Virgin America Inc. acquisition in 2016. Also consists of fees paid for professional services in connection with (i) the audit of passenger facility charges and examination of related controls and (ii) agreed-upon procedures for the U.S. Citizenship and Immigration Services in all years.

(3)	Consists of fees paid for professional services in connection with general and international tax consulting. These services were pre-approved by the Audit Committee.

(4)	Consists of agreed-upon procedures for Mexico payroll tax compliance requirements.

The Audit Committee has considered whether the provision of the non-audit services referenced above is compatible with maintaining the independence of the Company’s independent accountants, and has determined that it does not impact the independence of the accountants.

Independent Accountant Engagement Policy

The Audit Committee has established and annually reviews an Independent Accountant Engagement Policy designed to ensure that the Company’s independent accountant performs its services independently and with the highest integrity and professionalism. In addition to certain specific prohibited services, the Audit Committee considers whether any service provided by the independent accountants may impair the firm’s independence in fact or appearance.

The policy provides that any engagement of the Company’s outside accountant must be consistent with principles determined by the SEC, namely, whether the independent accountant is capable of exercising impartial judgment on all issues encompassed within the accountant’s engagement.

Permitted services under the policy include audit services, audit-related services, certain tax services and certain other services not prohibited by SEC rules or other federal regulations. Before retaining its independent accountant for non-audit services, the Audit Committee will consider factors such as whether the services might compromise the accountant’s independence, whether the accountant is the best provider for the services, and whether the proportion of audit to non-audit services is appropriate.

All services must be pre-approved by the Audit Committee except for certain services other than audit, review, or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its accountant during the fiscal year in which the services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

During fiscal years 2016, 2015 and 2014, there were no such services that were performed pursuant to the “de minimis exception.”

Audit Committee Report

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act, as amended, or incorporated by reference in any document so filed.

Review of the Company’s Audited Financial Statements

The Audit Committee has reviewed and discussed with management and KPMG, the Company’s independent accountants, the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements.

The Audit Committee has discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standards No. 16 (Communications with Audit Committees), as amended, as adopted by the PCAOB.

The Committee has also received and reviewed the written disclosures and the KPMG letter required by PCAOB Rule 3526, Communicating with Audit Committees Concerning Independence, and has discussed with KPMG their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alaska Air Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Audit Committee Charter

The Audit Committee has adopted a written charter, which is posted on the Company’s website at www.alaskaair.com. It describes the roles of the Audit Committee and the independent accountants (for which the Audit Committee approves the appointment and compensation and whom the Committee oversees). In addition, it describes the Audit Committee’s relationship to internal audit and the Committee’s responsibilities with regard to assessing the Company’s internal controls and enterprise risk.

Audit Committee Independence and Financial Expertise

All members of the Audit Committee meet the independence, financial literacy and experience requirements of the NYSE and of the SEC. The SEC requires that at least one member qualify as a “financial expert” as defined pursuant to the Sarbanes-Oxley Act.

Ms. Bedient’s experience as a public company chief financial officer and former partner of a global accounting firm and Mr. Yeaman’s experience as a chief financial officer of a public company qualify each of them as a financial expert.

Audit Committee of the Board of Directors

Eric K. Yeaman, Chair

Patricia M. Bedient, Member

Dhiren R. Fonseca, Member

Dennis F. Madsen, Member

SHAREHOLDER PROPOSAL

Proposal 6: Shareholder Proposal – Shareholder Proxy Access Reform

Mr. John Chevedden has given notice of his intention to present a proposal at the 2017 Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, and Mr. Chevedden represents that he has continuously owned no less than 100 shares of the Company’s common stock since July 1, 2015. Mr. Chevedden’s proposal and supporting statement, as submitted to the Company, appear below.

The Board of Directors opposes adoption of Mr. Chevedden’s proposal and asks stockholders to review the Board’s response, which follows Mr. Chevedden’s proposal and supporting statement below.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy at the meeting and entitled to vote is required to approve this proposal.

Shareholders request that our board of directors take the steps necessary to enable at least 50 shareholders to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to make use of shareholder proxy access.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process.

Under this proposal it is unlikely that the number of shareholders who participate in the aggregation process would reach an unwieldy number due to the rigorous rules our management adopted for a shareholder to qualify as one of the aggregation participants. Plus it is easy for our management to screen aggregating shareholders because management simply needs to find one item lacking from a list of typical proxy access requirements.

This proposal has added importance to our company because we do not have an independent Chairman of the Board. Our CEO, Bradley Tilden reports to our Chairman, Bradley Tilden. This was the same arrangement that Wells Fargo had until it dumped John Stumpf after millions of lucrative fake accounts were opened for Wells Fargo customers under his watch.

Plus our Lead Director, Phyllis Campbell has 14-years long tenure on our Board which can make her think like an insider. And Ms. Campbell does not bring a fresh perspective from any recent directorship at another large company.

Please vote to enhance shareholder value:

Shareholder Proxy Access Reform – Proposal 6

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 6 FOR THE FOLLOWING REASONS:

In December 2015, the Board of Directors adopted a bylaw amendment granting proxy access to shareholders who meet certain stock holding and other eligibility requirements. The adoption of such a provision is considered good governance by many investors. As an increasing number of companies adopted proxy access provisions during 2015 and 2016, certain standards emerged. The Company’s bylaw provisions mirror the current prevalent practice, including permitting up to 20 shareholders to aggregate their holdings in order to reach the share ownership threshold.

The Company’s existing proxy access bylaw does not prevent shareholders with more limited holdings the opportunity to nominate director candidates for inclusion in the Company’s proxy materials when combined with other shareholders (not exceeding 20 in total) to satisfy the ownership requirements. We believe an aggregation limit of 20 provides abundant opportunities for the Company’s shareholders to combine with other shareholders to satisfy the ownership requirement, provided that they also satisfy the required holding period requirement, which would be determined at that time by proof of ownership from the specific aggregating shareholders. More than 50% of the Company’s shares are held by the top 25 shareholders, and as of December 16, 2016, each of these shareholders owned between 0.72% and 15.45% of our outstanding common stock. The concentration of significant holdings among these shareholders means that any shareholder seeking to form a group to make a proxy access nomination, regardless of the size of its holdings, could achieve the 3% minimum required ownership in any number of ways, by combining with one or a small number of the 25 largest shareholders, or by combining their shares with other shareholders with any amount of holdings who also meet the eligibility requirements. If the aggregation and ownership requirements for proxy access cannot be satisfied, other avenues are still available to a shareholder seeking change to the Company’s board of directors, including recommending director candidates for nomination by our board of directors as described in the Director Nomination Policy section of this proxy statement and nominating director candidates for election to the board of directors in accordance with the requirements of the Company’s advance notice bylaw.

Through June 2016, an aggregation limit of 20 shareholders has been adopted by the vast majority (88%) of companies that have implemented proxy access. In fact, many of the Company’s long-term shareholders have adopted a 20 shareholder aggregation limit as a standard for their own governance practices.

Increasing the number of shareholders that are able to aggregate shares to meet the holding requirements of the Company’s proxy access bylaw would increase the administrative burden on the Company to ensure the eligibility and procedural requirements have been satisfied by each shareholder in the aggregate pool. This presents a drain on Company resources of time and money, which the Company believes is not in the best interest of the shareholders.

For the reasons stated above, and because the Board believes the current shareholder aggregation limit set forth in the proxy access provisions contained in the Company’s Bylaws achieves the purpose of the proponent’s proposal, the Board of Directors unanimously recommends a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL WITH  RESPECT TO

SHAREHOLDER PROXY ACCESS REFORM.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners and Management

This table shows how much Alaska Air Group common stock is owned as of March 10, 2017, by each director and nominee, each of the Company’s Named Executive Officers, and all Company directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

Securities Ownership of Management

Name	Number of Shares of Common Stock Owned(1)	Options Exercisable within 60 Days	Restricted Stock Units Vesting within 60 Days	Total Shares Beneficially Owned(2)	Percent of Outstanding Shares(3)
Patricia M. Bedient	39,350	—		39,350	*
Marion C. Blakey	12,218	—		12,218	*
Phyllis J. Campbell	39,918	—		39,918	*
Dhiren R. Fonseca	2,526	—		2,526	*
Jessie J. Knight, Jr.	27,329	—		27,329	*
Dennis F. Madsen	22,914	—		22,914	*
Helvi K. Sandvik	4,716	—		4,716	*
Katherine J. Savitt	1,372	—		1,372	*
J. Kenneth Thompson	34,450	—		34,450	*
Bradley D. Tilden (4)	171,524	147,410		318,934	*
Eric K. Yeaman	6,786	—		6,786	*
Benito Minicucci	68,522	17,845	2,440	88,807	*
Brandon S. Pedersen	16,132	1,136	1,440	18,708	*
Andrew R. Harrison	16,926	750	1,640	19,316	*
David L. Campbell	4,940	4,007		8,947	*
All Company directors and executive officers as a group (21 persons)	513,702	188,108	7,060	708,870	*

*Less than 1%

(1)	Consists of the aggregate total of shares of common stock held by the reporting person either directly or indirectly, including 401(k) Plan holdings.

(2)	Total beneficial ownership is determined in accordance with the rules of the SEC and represents the sum of the Number of Shares of Common Stock Owned, Options Exercisable and Restricted Stock Units Vesting within 60 Days columns. This table also excludes shares of common stock payable upon vesting of performance stock units, none of which will vest within 60 days following the record date, and which are described in the 2016 Grants of Plan Based Awards table.

Total shares beneficially owned reported for non-employee directors also include underlying common shares to be issued upon the director’s resignation from the Board in connection with deferred stock units granted as part of their annual compensation. The aggregate number of deferred stock units granted to date: Ms. Bedient, 22,914; Ms. Blakey, 10,846; Ms. Campbell, 21,344; Mr. Knight, 23,870; Mr. Madsen, 22,914; Ms. Sandvik, 4,108; Ms. Savitt, 1,372; Mr. Thompson, 21,344; and Mr. Yeaman, 2,690.

(3)	We determined applicable percentage ownership based on 123,696,687 shares of the Company’s common stock outstanding as of March 10, 2017.

(4)	Mr. Tilden’s total common shares include 18,405 shares held in a Grantor Retained Annuity Trust (GRAT) for which he is the sole trustee and beneficiary.

5% or More Beneficial Owners

The table below identifies those persons known by us to have beneficial ownership of more than 5% of the Company’s outstanding common stock, as of March 10, 2017.

Beneficial Owner Name and Address	Number of Shares Owned	Percent of Outstanding Shares(1)
T. Rowe Price Associates, Inc.(2)	12,509,734	10.2%
100 E. Pratt Street
Baltimore, Maryland 21202
The Vanguard Group(3)	11,997,698	9.7%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Blackrock, Inc.(4)	6,911,024	5.6%
55 East 52nd Street
New York, New York 10022

(1)	We determine applicable percentage ownership based on more than 123,696,687 shares of the Company’s common stock outstanding as of March 10, 2017.

(2)	A Schedule 13G filed on January 10, 2017 by T. Rowe Price Associates, Inc. reported sole voting power over 4,670,448 shares and sole dispositive power over 12,509,734 shares

(3)	A Schedule 13G/A filed on February 9, 2017 by The Vanguard Group reported sole voting power over 157,289 shares and sole dispositive power over 11,840,483 shares.

(4)	A Schedule 13G/A filed on January 30, 2017 by BlackRock, Inc. reported sole voting power over 6,268,660 shares and sole dispositive power over 6,911,024 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to send reports of their ownership of Company common stock and changes in such ownership to the SEC and the NYSE. The Company assists its directors and officers by preparing forms for filing. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file a report on a timely basis. A Form 5 due February 15, 2015 for Mr. J. Kenneth Thompson relating the gift of Alaska Air Group common shares on October 31, 2014, was instead filed on Form 5 on January 25, 2017. Based on a review of copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that everyone subject to Section 16(a), except Mr. Thompson, filed the required reports on a timely basis during 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving the Annual Meeting Material?

You are receiving the Annual Meeting Material from us because you owned Alaska Air Group common stock as of March 10, 2017, the record date for the Annual Meeting. This Proxy Statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.

You may own shares of Alaska Air Group common stock in several different ways. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration Service (DRS) advice evidencing shares held in book entry form, then you have a stockholder account with the Company’s transfer agent, Computershare Trust Company, N.A. (Computershare), and you are a stockholder of record. If you hold your shares in a brokerage, trust, or similar account, then you are the beneficial owner but not the stockholder of record of those shares. Employees of the Company’s subsidiaries who hold shares of stock in one or more of the Company’s 401(k) retirement plans are beneficial owners.

What am I voting on?

You are being asked to vote on the following:

• the election of the 10 director nominees named in this Proxy Statement;

• approval (on an advisory basis) of the compensation of the Company’s Named Executive Officers;

• approval (on an advisory basis) of the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers;

• approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;

• ratification of the appointment of KPMG LLP as the Company’s independent accountants; and

• a stockholder proposal regarding changes to the Company’s proxy access bylaw.

When you sign and mail the proxy card or submit your proxy by phone or the Internet, you appoint each of Bradley D. Tilden and Shannon K. Alberts, or their respective substitutes or nominees, as your representatives at the meeting. (When we refer to the “named proxies,” we are referring to Mr. Tilden and Ms. Alberts.) If you sign and submit your proxy or vote via telephone or the Internet, your shares will be voted even if you cannot attend the meeting.

How does the Board of Directors recommend I vote on each of the proposals?

The Board recommends stockholders vote as follows:

• FOR the election of each of the Board’s 10 director nominees named in this Proxy Statement;

• FOR the approval (on an advisory basis) of the compensation of the Company’s Named Executive Officers;

•  ONE YEAR with respect to the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers;

•  FOR the approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;

•  FOR the ratification of the appointment of KPMG LLP as the Company’s independent accountants for fiscal year 2017; and

•  AGAINST the stockholder proposal regarding proxy access reform.

How do I vote my shares?

Stockholders of record can vote by mail, by phone or via the Internet as described below.

Beneficial owners whose stock is held in a brokerage account can vote by using the voting instruction form provided by the broker or by phone or the Internet as described below.

Beneficial owners whose stock is held by a bank, and who have the power to vote or to direct the voting of the shares, can vote using the proxy or the voting information form provided by the bank or, if made available by the bank, by phone or the Internet as described below.

Beneficial owners whose stock is held in trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares can vote in accordance with the provisions of such arrangement.

Beneficial owners whose stock is held in trust in one of the Company’s 401(k) retirement plans can vote by telephone or via the Internet, or by mailing the voting instruction form provided by the trustee as described below.

Beneficial owners other than those who beneficially own stock held in trust in one of the Company’s 401(k) retirement plans can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the stock for him or her (typically a broker, bank, or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank, or trustee. Under a legal proxy, the bank, broker, or trustee confers all of its rights as a record holder to grant proxies or to vote at the meeting.

Vote by Internet.

Prior to the Annual Meeting — Stockholders of record and beneficial owners of the Company’s common stock can vote via the Internet 24 hours a day until 11:59 p.m. Eastern Time on Wednesday, May 3, 2017. To allow sufficient time for voting by the trustee, shares held by participants in the Company’s 401(k) plan can vote via the Internet 24 hours a day until 11:59 p.m. Eastern Time on Monday, May 1, 2017.

Voting via the Internet is permitted regardless of whether stockholders receive their annual meeting materials through the mail or via the Internet. Instructions for voting are provided along with your notice, proxy card or voting instruction form. If you vote on the Internet, please do not mail your proxy card if you received one (unless you intend for it to revoke your prior Internet vote). Your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

During the Annual Meeting — Stockholders of record and beneficial owners (with a legal proxy from the bank, broker or trustee) of the Company’s common stock, other than shares held by participants in the Company’s 401(k) plan, can vote via the Internet during the Annual Meeting by visiting www.proxyvote.com and following the instructions provided along with your notice, proxy card or voting instruction form. Because shares held by participants in the Company’s 401(k) plans must be voted by trustee, these shares may not be voted during the Annual Meeting.

Voting by Internet is fast and convenient and your vote is immediately confirmed and tabulated. By using the Internet to vote, you help Alaska Air Group conserve natural resources and reduce postage and proxy tabulation costs.

Vote by phone.

Prior to the Annual Meeting — Stockholders of record and beneficial owners of the Company’s common stock can vote by phone. Instructions are provided along with your notice, proxy card or voting instruction form. If you vote by phone, do not mail your proxy card if you received one (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting by phone is fast and convenient and your vote is immediately confirmed and tabulated. By using the phone to vote, you help Alaska Air Group conserve natural resources and reduce postage and proxy tabulation costs.

Vote by mail.

Prior to the Annual Meeting — If you received this Proxy Statement by mail, simply sign and date the enclosed proxy card or voting instruction form and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

How will my shares be voted if I return a blank proxy or voting instruction form?	If you sign and return a proxy card without giving specific voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors shown above and as the named proxies may determine in their discretion with respect to any other matters properly presented for a vote during the meeting or any postponement or adjournment of the meeting.

If my shares are held in a brokerage account, how will my shares be voted if I do not return voting instructions to my broker?

If you own shares beneficially through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under NYSE rules. However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the street name (beneficial) owner.

The proposal to ratify the appointment of the Company’s independent accountants for fiscal year 2017 is considered routine under NYSE rules. Each of the other items to be submitted for a vote is considered non-routine under applicable NYSE rules. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of the Company’s independent accountants but will not be permitted to vote your shares on any of the other items. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining a quorum at the Annual Meeting and will be voted on the proposal to ratify the Company’s independent accountants in the manner instructed by your broker, but your shares will not be voted (i.e. they will constitute “broker non-votes”) on each of the other items at the Annual Meeting.

For a description of the effect of broker non-votes on the proposals, see How many votes must the nominees have to be elected? and Not including the election of directors, how many votes must the proposals receive in order to pass?

What other business may be properly brought before the meeting, and what discretionary authority is granted?

Under the Company’s Bylaws, as amended December 9, 2015, a stockholder may bring business before the meeting or for publication in the Company’s 2017 Proxy Statement only if the stockholder gave written notice to the Company on or before December 1, 2016 and complied with the other requirements included in Article II of the Company’s Bylaws.

The Company has not received valid notice that any business other than that described or referenced in this Proxy Statement will be brought before the meeting.

As to any other matters that may properly come before the meeting and are not on the proxy card, the proxy grants to Mr. Tilden and Ms. Alberts the authority to vote in their discretion the shares for which they hold proxies.

What does it mean if I receive more than one proxy card, voting instruction form or email notification from the Company?

It means that you hold Alaska Air Group stock in more than one account. Please complete and submit all proxies to ensure that all your shares are voted or vote by Internet or phone using each of the identification numbers.

What if I change my mind after I submit my proxy?	Stockholders of record and beneficial owners, except for persons who beneficially own shares held in trust in one of the Company’s 401(k) retirement plans, may revoke a proxy and change a vote by delivering a later-dated proxy or by voting at the meeting. The later-dated proxy may be delivered by phone,

Internet or mail and need not be delivered by the same means used in delivering the prior proxy submission.

Stockholders of record and beneficial owners, except for persons beneficially owning shares in one of the Company’s 401(k) retirement plans, may submit a new vote at a later date or time by:

• voting by phone or the Internet before 11:59 p.m. Eastern Time on Wednesday, May 3, 2017 (your latest phone or Internet proxy will be counted);

• signing and delivering a proxy card with a later date; or

• voting during the meeting via the Internet. (If you hold your shares beneficially through a broker, you must have a legal proxy and 12-digit control number from the broker in order to vote during the meeting. Please also note that attendance at the meeting, in and of itself, without voting during the meeting, will not cause your previously granted proxy to be revoked.)

Persons beneficially owning shares in one of the Company’s 401(k) retirement plans cannot vote in person at the meeting and must vote in accordance with instructions from the trustees. Subject to these qualifications, such holders have the same rights as other record and beneficial owners to change their votes by phone or the Internet, however, in all cases your vote must be submitted by 11:59 p.m. Eastern Time on Monday, May 1, 2017.

Stockholders of record can request a new proxy card by contacting the Company’s Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, WA 98168, telephone (206) 392-5719.

Stockholders with shares held by a broker, trustee or bank can obtain a new voting instruction form by contacting your broker, trustee or bank.

Stockholders whose shares are held in one of the Company’s 401(k) retirement plans can obtain a new voting instruction form by contacting the trustee of such plan. You can obtain information about how to contact the trustee from the Company’s Corporate Secretary. Please refer to the section below titled How are shares voted that are held in a Company 401(k) plan? for more information.

If you sign and date the proxy card or voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your new choices will be voted.

How are shares voted that are held in the Company’s 401(k) plan?	On the record date, 3,178,601 shares were held in trust for Alaska Air Group 401(k) plan participants. The trustees, Vanguard Fiduciary Trust Company (Vanguard) and Fidelity Management Trust Company (Fidelity), provided Notice of Proxy and Access instructions to each participant who held shares through the Company’s 401(k) plans on the record date. The trustees will vote only those shares for which instructions are received from participants. If a participant does not indicate a preference as to a matter, including the election of directors, then the trustees will not vote the participant’s shares on such matters.

To allow sufficient time for voting by the trustee, please provide voting instructions no later than 11:59 p.m. Eastern Time on Monday, May 1, 2017. Because the shares must be voted by the trustee, those who hold shares through the 401(k) plans may not vote those shares at the meeting.

Can I attend the Annual Meeting, and what do I need for access?

Participation in the Annual Meeting is limited to Air Group stockholders as of March 10, 2017 and persons holding valid proxies from stockholders of record. The Annual Meeting will be hosted live via the Internet only at www.proxyvote.com. After accessing the Internet site, stockholders will be permitted to vote and submit questions during the Annual Meeting.

To be admitted access to the Annual Meeting, please use the 12-digit control number included with your proxy materials to enter the Annual Meeting website. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

Each stockholder of record or beneficial stockholder, including institutional holders, may designate one person to represent his or her shares at the meeting. If multiple representatives request access on behalf of the same stockholder, the first person to register for the Annual Meeting with appropriate 12-digit control number and proper delegation of voting authority will be allowed to participate in the meeting.

How can I reduce the number of annual meeting materials I receive?

If you are a stockholder of record receiving multiple copies of the annual meeting materials either because you have multiple stockholder of record accounts or because you share an address with other stockholders of record, and you would like to discontinue receiving multiple copies, you can contact the Company’s transfer agent, Computershare, by telephone at (877) 282-1168 or send a written request to Computershare, P.O. Box 30170, College Station, TX 77842-3170.

If you are a beneficial stockholder, but not a stockholder of record, and you share an address with other stockholders of record, the number of annual meeting materials you receive is already reduced because your broker, bank or other institution is permitted to deliver a single copy of this material for all stockholders at your address unless a stockholder has requested separate copies. If you would like to receive separate copies, please contact your broker, bank or institution and update your preference for future meetings.

Can I receive future materials via the Internet?	If you vote on the Internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the Company’s printing and postage costs, as well as the number of paper documents you will receive.

Stockholders of record may enroll in that service at the time they vote their proxies via www.proxyvote.com or at any time after the Annual Meeting via www.computershare.com/investor.

Beneficial owners, other than employee participants in one of the Company 401(k) plans, may enroll for electronic proxy delivery by contracting your broker.

Employee participants in one of the Company’s 401(k) plans may not elect to receive the notice and proxy materials via electronic delivery at this time.

If you already receive your proxy materials via the Internet, you will continue to receive them that way until you instruct otherwise through one of the methods referenced above.

How many shares must be present to hold the meeting?

A majority of the Company’s outstanding shares entitled to vote as of the record date, or 61,848,345 shares, must be present or represented at the meeting and entitled to vote in order to hold the meeting and conduct business (i.e., to constitute a quorum). Shares are counted as present or represented at the meeting if the stockholder of record attends the meeting; if the beneficial owner attends with a “legal proxy” from the record holder; or if the record holder or beneficial owner has submitted a proxy or voting instructions whether by returning a proxy card or a voting instruction form by mail, phone or Internet, without regard to whether the proxy or voting instructions actually casts a vote or withholds or abstains from voting.

How many votes must the nominees have to be elected?

Votes to Elect the 10 Nominees for Director

The Company’s Bylaws (as amended December 9, 2015) require that each director be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the Board must consider such director’s resignation following a recommendation by the Board’s Governance and Nominating Committee. The majority voting standard does not apply, however, in the event that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the Annual Meeting, will be elected.

With regard to the election of directors, the Board intends to nominate the 10 persons identified as its nominees in this Proxy Statement. Because the Company has not received notice from any stockholder of an intent to nominate directors at the Annual Meeting, each of the directors must be elected by a majority of votes cast.

“Abstain” votes and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.

What happens if a director candidate nominated by the Board of Directors is unable to stand for election?

The Board of Directors may reduce the number of seats on the Board or it may designate a substitute nominee. If the Board designates a substitute, shares represented by proxies held by the named proxies will be voted for the substitute nominee.

Not including the election of directors, how many votes must the proposals receive in order to pass?

Votes to Approve (on an advisory basis) the Compensation of the Company’s Named Executive Officers

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote. In addition, broker non-votes are not considered entitled to vote for purposes of determining whether the proposal has been approved by stockholders and therefore will not be counted in determining the outcome of the vote on the proposal.

Votes to Approve (on an advisory basis) the Frequency of the Advisory Vote on the Compensation of the Company’s Named Executive Officers

Stockholders may vote for holding an advisory vote on executive compensation every one year, every two years or every three years or stockholders may “abstain” from voting on this proposal. This proposal is advisory only and the vote results are not binding on the Company or our Board. Our Board will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation, and our Board currently intends to adopt the frequency option that receives the most votes cast by our stockholders. Broker non-votes and abstentions will not be counted in determining the frequency option that receives the most votes cast by our stockholders.

Votes to Approve the Amendment of the Company’s Certificate of Incorporation to Increase Authorized Common Shares

A majority of the shares outstanding and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote.

Votes to Ratify the Appointment of KPMG LLP as the Company’s Independent Accountants for Fiscal Year 2017

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote.

Votes on the Stockholder Proposal Regarding Proxy Access Reform

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote. In addition, broker non-votes are not considered entitled to vote for purposes of determining whether the proposal has been approved by stockholders and, therefore, will not be counted in determining the outcome of the vote on the proposal.

How are votes counted?	Voting results will be tabulated by Broadridge. Broadridge will also serve as the independent inspector of election.

Is my vote confidential?	The Company has a confidential voting policy as a part of its governance guidelines, which are published on the Company’s website.

Who pays the costs of proxy solicitation?

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses in forwarding proxy materials to beneficial owners. The Company has engaged Georgeson LLC (Georgeson) to assist in the solicitation of proxies for the meeting. It is intended that proxies will be solicited by the following means: additional mailings, personal interview, mail, phone and electronic means. Although no precise estimate can be made at this time, we anticipate that the aggregate amount we will spend in connection with the solicitation of proxies will be approximately $36,500, the majority of which has been incurred to date. This amount includes fees payable to Georgeson, but excludes salaries and expenses of the Company’s officers, directors and employees.

Is a list of stockholders entitled to vote at the Annual Meeting available?

A list of stockholders of record entitled to vote at the 2017 Annual Meeting will be available Monday through Friday from April 20, 2017 through May 4, 2017 between the hours of 9 a.m. and 4 p.m., Pacific Time, at the offices of the Corporate Secretary, 19300 International Blvd., Seattle, WA 98188. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the Annual Meeting?	We will publish the voting results on Form 8-K on or about May 9, 2017. You can read or print a copy of that report by going to Investor Information-SEC Filings at www.alaskaair.com or by going directly to the SEC EDGAR files at www.sec.gov. You can also request a copy by calling us at (206) 392-5719 or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

How can I submit a proposal for next year’s annual meeting?

The Company expects to hold its next annual meeting on or about May 3, 2018.

If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to the Corporate Secretary at the address below. The proposal must be received at the Company’s corporate offices no later than November 23, 2017 to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and the Company’s Bylaws, you must have continuously held a minimum of either $2,000 in market value or 1% of the Company’s outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in the Company’s proxy materials, you must provide notice of such proposal to the Company no later than February 10, 2018.

If you intend to nominate candidates for election as directors to be included in the Company’s 2018 proxy materials, you must provide notice of such nomination to the Company no later than November 23, 2017. The Company’s Bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in the Company’s Bylaws, please contact:

Corporate Secretary

Alaska Air Group, Inc.

P.O. Box 68947

Seattle, WA 98168

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALASKA AIR GROUP, INC.

ALASKA AIR GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.         That at a meeting of the Board of Directors of Alaska Air Group, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting said amendment at a meeting of the stockholders of said corporation for consideration thereof. That thereafter, pursuant to resolutions of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held on May 4, 2017, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

2.         That Section 4.1 of Article 4 of the Amended and Restated Certificate of Incorporation of Alaska Air Group, Inc. is hereby amended and restated in full as follows:

“Section 4.1 Authorized Capital. The total number of shares of all classes of stock which this corporation shall have authority to issue is 405,000,000 shares, of which 5,000,000 shares shall be preferred stock having a par value of $0.01 per share and 400,000,000 shares shall be common stock having a par value of $0.01 per share.”

3.         That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Alaska Air Group, Inc. has caused this certificate to be signed by Shannon K. Alberts, its Corporate Secretary, this      day of                     , 2017.

Alaska Air Group, Inc.

By:
Shannon K. Alberts
Corporate Secretary

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

ALASKA AIR GROUP, INC. P.O. BOX 68947 SEATTLE, WA 98168	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2017 (11:59 P.M. Eastern Time on May 1, 2017 for the Employee Plans). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to alk.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2017 (11:59 P.M. Eastern Time on May 1, 2017 for the Employee Plans). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E21710-P89649	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALASKA AIR GROUP, INC.

The Board of Directors recommends a vote FOR all the nominees listed, a vote FOR Proposals 2, 4 and 5, 1 Year for Proposal 3, and a vote AGAINST Proposal 6.

1. Election of Directors

Nominees:		For	Against	Abstain

1a.	Patricia M. Bedient	☐	☐	☐

1b.	Marion C. Blakey	☐	☐	☐

1c.	Phyllis J. Campbell	☐	☐	☐

1d.	Dhiren R. Fonseca	☐	☐	☐

1e.	Jessie J. Knight, Jr.	☐	☐	☐

1f.	Dennis F. Madsen	☐	☐	☐

1g.	Helvi K. Sandvik	☐	☐	☐

1h.	J. Kenneth Thompson	☐	☐	☐

1i.	Bradley D. Tilden	☐	☐	☐

1j.	Eric K. Yeaman	☐	☐	☐

		For	Against	Abstain

2.	Advisory vote to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

3.	Advisory vote to approve the frequency of the advisory vote to approve the compensation of the Company’s Named Executive Officers. ☐	☐	☐	☐

		For	Against	Abstain

4.	Approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐

5.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year 2017.	☐	☐	☐

6.	Consider a stockholder proposal regarding changes to the Company’s proxy access bylaw.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Form 10-K are available at www.proxyvote.com.

E21711-P89649

ALASKA AIR GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2017, 2 PM PACIFIC TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder hereby appoints Bradley D. Tilden and Shannon K. Alberts, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of Alaska Air Group, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders.

With regard to the Company’s Employee Plans (the Employee Plans), if applicable, the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of Alaska Air Group, Inc. Alaskasaver Plan, the Alaska Airlines, Inc. COPS, MRP and Dispatch 401(k) Plan, and the Horizon Air Industries, Inc. Savings Investment Plan, and/or Fidelity Management Trust Company, as Trustee of the Alaska Airlines, Inc. Pilots Investment and Savings Plan, at the Annual Meeting of Stockholders. This form, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m., Eastern Time on Monday, May 1, 2017, these shares will not be voted by the Trustees.

The Annual Meeting of Stockholders is to be held online at alk.onlineshareholdermeeting.com at 2 p.m. Pacific Time on Thursday, May 4, 2017 and at any adjournment or postponement thereof.

When this proxy is properly executed, the shares to which the proxy relates will be voted as directed. If no such directions are made, this proxy will be voted FOR all the nominees listed, FOR Proposals 2, 4 and 5, 1 Year for Proposal 3, and AGAINST Proposal 6.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope or by voting over the Internet or by telephone.

Continued and to be signed on reverse side.